Exhibit 2.1

STOCK PURCHASE AGREEMENT
DATED AS OF MARCH 1, 2006
by and among
MEOW MIX HOLDINGS, INC.,
THE STOCKHOLDERS OF MEOW MIX HOLDINGS, INC.
SET FORTH ON SCHEDULE I HERETO,
THE STOCKHOLDERS REPRESENTATIVE
and
DEL MONTE CORPORATION

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Page
Section 11.11 No Waiver	69

Section 11.12 Disclosure Schedules	70

Section 11.13 Rights Cumulative	70

Section 11.14 Time	70

Section 11.15 Specific Performance	70

Section 11.16 Severability	70

Section 11.17 Obligations Several	71

Section 11.18 Cypress Guarantee and Other Covenants	71

Schedules
Schedule I Stockholders and Optionholders, Stock To Be Sold and Purchased and Option Information

Schedule II Allocation of Purchase Price

Disclosure Schedules
Schedule 2.2(c)	Working Capital Calculation
Schedule 3.1	Ownership of Stock
Schedule 3.3	Consents and Approvals; No Violations
Schedule 4.2	Capital Stock of Holdings
Schedule 4.3	Subsidiaries
Schedule 4.4	Consents and Approvals; No Violation
Schedule 4.4(a)(i)	Differences from GAAP
Schedule 4.5(a)(ii)	Accounting Policies
Schedule 4.5(b)	Undisclosed Liabilities
Schedule 4.5(c)	Indebtedness
Schedule 4.6	Condition of Assets
Schedule 4.7(a)	Encumbrances on Title to Properties
Schedule 4.7(b)	Title to Properties
Schedule 4.8	Litigation; Orders
Schedule 4.9(a)	Intellectual Property
Schedule 4.9(b)	Intellectual Property
Schedule 4.9(d)	Assignments of Intellectual Property Rights
Schedule 4.9(e)	Intellectual Property Rights
Schedule 4.9(f)	No Intellectual Property Violation
Schedule 4.9(g)	No Intellectual Property Claims
Schedule 4.10	Taxes
Schedule 4.11	Compliance with Laws; Permits
Schedule 4.12(a)	Employee Benefit Plans
Schedule 4.12(d)	Unpaid Contributions
Schedule 4.12(f)	Employee Benefit Plans
Schedule 4.12(i)	Nonqualified Deferred Compensation Plans
Schedule 4.13	Insurance

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Disclosure Schedules
Schedule 4.14	Environmental Matters
Schedule 4.15	Labor Relations; Compliance
Schedule 4.17	No Material Adverse Effect or Other Changes
Schedule 4.18	Material Contracts
Schedule 4.19	Certain Business Relationships
Schedule 4.20	Suppliers
Schedule 4.21	Customers
Schedule 4.22	Distributors
Schedule 4.25	Powers of Attorney
Schedule 5.2	Purchaser’s Consents and Approvals
Schedule 6.1	Conduct of Business of Holdings
Schedule 6.3(a)	Jurisdictions for Governmental Approvals
Schedule 6.17	Releases
Schedule 7.3	No Material Adverse Effect
Schedule 7.6	Antitrust Approval
Schedule 7.12(i)	Non-Operating Expenses
Schedule 7.12(ii)	Differences from GAAP
Schedule 10.2(a)(iii)	Indemnification

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 1, 2006, by and among, Meow Mix Holdings, Inc., a Delaware corporation (“Holdings”), the stockholders of Holdings set forth on Schedule I hereto ( such stockholders, collectively, the “Sellers” and each, a “Seller”), Meow Holdings LLC, as the Stockholders Representative (the “Stockholders Representative”), Meow Holdings LLC, in its individual capacity (“Meow Holdings”), and Del Monte Corporation, a Delaware corporation (“Purchaser”).
W I T N E S S E T H :
     WHEREAS, the Sellers are the owners of all of (i) the issued and outstanding shares of common stock, $0.01 par value, of Holdings (the “Common Stock”) and (ii) the issued and outstanding shares of 12% convertible participating preferred stock, $0.01 par value, of Holdings (“Preferred Stock” and together with the Common Stock, “Stock”) representing all of the issued and outstanding shares of capital stock of Holdings; and
     WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares of Stock, in accordance with, and subject to the terms and conditions of, this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings specified or referred to below (terms defined in the singular to have the correlative meanings in the plural and vice versa).
     “Accountant” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Affected Employees” has the meaning ascribed thereto in Section 6.5 of this Agreement.
     “Affiliate” of any Person means any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     “Agreement” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
     “Audited Financial Statements” has the meaning ascribed thereto in Section 4.5(a) of this Agreement.
     “Available Income Tax Refunds” shall mean the amount of federal, state and local income Tax refunds available to the Company Entities after the Closing for income Taxes paid by the Company Entities prior to the Closing, net of any income Tax liability payable by the Company Entities, in each case with respect to the Pre-Closing Tax Period and any prior taxable period.
     “Available Net Operating Loss Carryover” means the amount of net operating loss carryover of the Company Entities, determined on a consolidated basis, for federal, state and local income Tax purposes from the Pre-Closing Tax Period to the first taxable period in which the Company Entities become members of the affiliated group, as defined in Section 1504(a) of the Code, of which Purchaser is a member.
     “Basket” has the meaning ascribed thereto in Section 10.4 of this Agreement.
     “Business Day” means any day that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.
     “Cap” has the meaning ascribed thereto in Section 10.4 of this Agreement.
     “Cattery Agreement” has the meaning ascribed thereto in Section 6.19 of this Agreement.
     “Claim” has the meaning ascribed thereto in Section 10.5(a) of this Agreement.
     “Claim Notice” has the meaning ascribed thereto in Section 10.5(a) of this Agreement.
     “Closing” has the meaning ascribed thereto in Section 2.3 of this Agreement.
     “Closing Date” has the meaning ascribed thereto in Section 2.3 of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto, or any successor law.
     “Common Stock” has the meaning ascribed thereto in the first WHEREAS clause of this Agreement.
     “Company” means The Meow Mix Company, a Delaware company.
     “Company and Stockholder Transaction Expenses” has the meaning ascribed thereto in Section 2.2(b) of this Agreement.
     “Company Entities” means, collectively, Holdings, the Company and Decatur LLC.

     “Company Information” has the meaning ascribed thereto in Section 6.15(b) of this Agreement.
     “Company Intellectual Property Rights” means any Intellectual Property Rights, including the Company Registered Intellectual Property Rights, that are owned by, or exclusively licensed to, the Company Entities.
     “Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company Entities as set forth in Schedule 4.9(a).
     “Confidentiality Agreement” has the meaning ascribed thereto in Section 6.2 of this Agreement.
     “Copyrights” means all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world.
     “Credit Agreement” means that certain Credit Agreement dated as of October 23, 2003, as amended as of July 13, 2005, among the Company, as borrower, Holdings, as a guarantor, the Subsidiary Guarantors, Lenders referred to therein, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC and Lehman Brothers Inc., as joint lead arrangers and joint book managers, and Lehman Commercial Paper Inc., as syndication agent and Citibank, N.A., as documentation agent.
     “Cypress” means Cypress Merchant Banking Partners II, L.P., a Delaware limited partnership.
     “Decatur Facility” means the facility located at 1200 Market Street, NE, Decatur, Alabama 35601.
     “Decatur LLC” means Meow Mix Decatur Production I LLC, a Delaware limited liability company.
     “Delivered Working Capital” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Disclosure Schedules” has the meaning ascribed thereto in Section 11.12 of this Agreement.
     “Employee Withholding Taxes” shall mean an employee’s income Taxes and share of Employment Taxes, in each case, as may be required to be withheld by an employer.
     “Employment Taxes” means Social Security, Medicare, FUTA and similar foreign, federal, income and local Taxes.
     “Encumbrances” has the meaning ascribed thereto in Section 3.1 of this Agreement.

     “Environmental Claim” has the meaning ascribed thereto in Section 4.14 of this Agreement.
     “Environmental Laws” has the meaning ascribed thereto in Section 4.14 of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, or any successor law, and regulations and rules issued pursuant thereto or any successor law.
     “ERISA Affiliate” with respect to an entity means any Person who would be considered, currently or any time in the previous six years, as a single employer together with such entity pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Escrow Agent” means the Person to serve as agent pursuant to the terms of the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit A.
     “Escrow Funds” means $30,000,000, increased by the Tax Escrow Estimate and by the amount of funds placed in the escrow for the expenses of the Stockholder Representative pursuant to Section 11.7 of this Agreement.
     “Excess Tax Refund” means (i) the amount of any Available Income Tax Refunds minus (ii) 39.2% of any excess of the Option Tax Benefit over the Available Net Operating Loss Carryover.
     “Final Working Capital Statement” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Financial Statements” has the meaning ascribed thereto in Section 4.5(a) of this Agreement.
     “Fiscal 2005 Audited Financial Statements” has the meaning ascribed thereto in Section 6.16 of this Agreement.
     “Fiscal 2005 Private Company Audited Financial Statements” has the meaning ascribed thereto in Section 6.16 of this Agreement.
     “FTC” means the United States Federal Trade Commission.
     “FTC Order” has the meaning ascribed thereto in Section 6.3(b) of this Agreement.
     “GAAP” means United States generally accepted accounting principles.
     “Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental, self-regulatory organization or private body exercising any regulatory or taxing authority thereunder.

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     “Governmental Authorization” means any approval, consent, license, permit, exemption, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.
     “Hazardous Substances” has the meaning ascribed thereto in Section 4.14 of this Agreement.
     “Holdings” has the meaning ascribed thereto in the introductory paragraph to this Agreement.
     “HSR Act” has the meaning ascribed thereto in Section 3.3 of this Agreement.
     “Income Tax Adjustment” means (i)(A) the Option Tax Benefit, less the Available Net Operating Loss Carryover, times (B) 39.2%, minus (ii) Available Income Tax Refunds; provided that if the Income Tax Adjustment is a negative amount, it shall be treated as $0.
     “Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of (i) every obligation of any Company Entity for money borrowed, including, without limitation, obligations evidenced by notes, debentures, bonds, or other similar instruments for the payment of which any Company Entity is responsible or liable; (ii) all obligations of any Company Entity issued or assumed as deferred purchase price, all conditional sale obligations of any Company Entity and all obligations of any Company Entity under any title retention agreement (but only to the extent required to be recorded as a liability on a balance sheet in accordance with GAAP and excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) every obligation of any Company Entity with respect to leases required to be capitalized in accordance with GAAP; (iv) any guarantees by any Company Entity of the obligations of the type referred to in the other clauses of this definition of any other Person; (v) indebtedness secured by a lien on assets or properties of any Company Entity; (vi) every obligation of any Company Entity under interest rate or currency swap transactions (valued at the termination value thereof); (vii) all interest expense of any Company Entity accrued but unpaid on or relating to any of such indebtedness; (viii) every obligation of any Company Entity with respect to any letter of credit, banker’s acceptance or similar credit transaction; and (ix) every obligation or commitment of any Company Entity to repay deposits or other amounts advanced by and owing to third parties.
     “Indemnitees” has the meaning ascribed thereto in Section 10.5(a) of this Agreement.
     “Indemnitor” has the meaning ascribed thereto in Section 10.5(a) of this Agreement.
     “Intellectual Property Rights” means any or all of the following rights and interests in intellectual property: (i) all trademarks, service marks, logos and trade names and registrations and applications therefor, common law trademarks and service marks, World Wide Web addresses and domain names and applications and registrations therefor, and other source indicators and all goodwill associated therewith throughout the world (“Trademarks”); (ii) Patents and utility models; (iii) trade secrets and other rights in know-how and confidential or proprietary information and/or technology; (iv) Copyrights (including Software and website content); and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     For the purposes of this definition, “Related to the Business” means used in the business and operations currently carried on, or currently planned or contemplated to be carried on, by the Company Entities.
     “Interim Reports” has the meaning ascribed thereto in Section 4.5(a) of this Agreement.
     “Interim Report Date” has the meaning ascribed thereto in Section 4.5(a) of this Agreement.
     “Interim 2006 Financial Statements” has the meaning ascribed thereto in Section 6.16 of this Agreement.
     “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury or any successor agency.
     “J.W. Childs” means J.W. Childs Equity Partners II, L.P., a Delaware limited partnership.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty of any Government Authority.
     “Losses” has the meaning ascribed thereto in Section 10.2(a) of this Agreement.
     “Lower Base Target Working Capital” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Management Holders” means Richard C. Thompson, Mike Larney and John Phelps.
     “Material Adverse Effect” means a material adverse effect on the business, assets, financial condition or results of operations of the Company Entities, taken as a whole, other than as a result of (i) the execution and delivery of this Agreement (or announcement thereof), (ii) any change in general economic conditions in the United States, (iii) any change in general in the industry in which the Company Entities operate (but only to the extent such change does not have a disproportionate impact on the Company Entities), (iv) compliance with the terms and conditions of this Agreement or (v) any outbreak or substantial worsening of hostilities, terrorist activities or war (whether declared or not declared) or armed conflicts (but only to the extent such outbreak or worsening does not have a disproportionate impact on the Company Entities).
     “Material Contracts” has the meaning ascribed thereto in Section 4.18(a) of this Agreement.
     “Material Inbound Licenses” has the meaning ascribed thereto in Section 4.9(d) of this Agreement.

     “Material Outbound Licenses” has the meaning ascribed thereto in Section 4.9(d) of this Agreement.
     “Material Third Party IP” has the meaning ascribed thereto in Section 4.9(d) of this Agreement.
     “Meow Holdings” has the meaning ascribed thereto in the introductory paragraph to this Agreement.
     “Multiemployer Plan” has the meaning ascribed thereto in Section 4.12(b) of this Agreement.
     “Non-Material Third-Party IP” means Intellectual Property Rights that were licensed by the Company Entities from a third party on general commercial terms and continue to be widely available on commercial terms, are not material to the conduct of the business of the Company Entities, are used for “business infrastructure” or other internal purposes, and are not incorporated in the products of the Company Entities or necessary for use or development of such products.
     “Option Tax Benefit” means $60 million.
     “Optionholder” means each of the holders of Options.
     “Options” means the outstanding options which were issued by any of the Company Entities to purchase shares of Common Stock, and which are outstanding as of the date hereof, all as set forth on Schedule I hereto.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Government Authority or by any arbitrator, in each case whether preliminary, temporary or permanent.
     “Patents” means all United States and foreign patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world.
     “Payoff Instructions” has the meaning ascribed thereto in Section 2.2(b) of this Agreement.
     “Permitted Encumbrances” has the meaning ascribed thereto in Section 4.7(a) of this Agreement.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Government Authority.

     “Plan” shall mean each bonus, employment, change in control, collective bargaining, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other “employee benefit plan”, as defined in Section 3(3) of ERISA or any other employee benefit plans, programs, agreements, policies or arrangements, which any of the Company Entities maintains or to which any of them contributes to, has an obligation to contribute to, has contributed to, has had any obligation to contribute to or has any present liability, in each case whether or not covered by ERISA.
     “Potential 280G Benefits” has the meaning ascribed thereto in Section 6.18.
     “Potential Transaction” has the meaning ascribed thereto in Section 6.10 of this Agreement.
     “Pre-Closing Tax Period” has the meaning ascribed thereto in Section 6.6(b) of this Agreement.
     “Preferred Stock” has the meaning ascribed thereto in the first WHEREAS clause of this Agreement.
     “Preliminary Cash Purchase Price” has the meaning ascribed thereto in Section 2.2(a) of this Agreement.
     “Preliminary Income Tax Adjustment” has the meaning ascribed thereto in Section 2.2(c).
     “Preliminary Working Capital” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Preliminary Working Capital Statement” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Pro Forma Period Financial Statements” has the meaning ascribed thereto in Section 6.16 of this Agreement.
     “PTO” means the United States Patent and Trademark Office.
     “Purchase Price” has the meaning ascribed thereto in Section 2.2(a) of this Agreement.
     “Purchaser” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
     “Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 10.2(a) of this Agreement.
     “Purchaser Plan” has the meaning ascribed thereto in Section 6.5(a) of this Agreement.
     “Real Property” has the meaning ascribed thereto in Section 4.7(b) of this Agreement.
     “Recalculated PCPP” has the meaning ascribed thereto in Section 2.2(c) of this Agreement

     “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyright registrations and applications to register Copyrights; and (d) any other Intellectual Property Right that is the subject of an application or registration issued by or, filed with, any Government Authority.
     “Releasees” has the meaning ascribed thereto in Section 6.17 of this Agreement.
     “Releasing Party” has the meaning ascribed thereto in Section 6.17 of this Agreement.
     “Representative” means, with respect to any Person, such Person’s directors, officers, general partners, managing members, managers, trustees, employees, independent contractors, agents, advisors or other representatives, including legal counsel, accountants and financial advisors.
     “Sale” has the meaning ascribed thereto in Section 2.1 of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” or “Sellers” has the meaning ascribed thereto in the introductory paragraph to this Agreement.
     “Seller Claims” has the meaning as ascribed thereto in Section 6.17 of this Agreement.
     “Seller Indemnified Parties” has the meaning ascribed thereto in Section 10.3 of this Agreement.
     “Severance Plan” has the meaning ascribed thereto in Section 6.5(b) of this Agreement
     “Shareholder Approval” has the meaning ascribed thereto in Section 6.18 of this Agreement.
     “Software” means any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.
     “Stock” has the meaning ascribed thereto in the first WHEREAS clause of this Agreement.
     “Stockholders Agreements” means the Stockholders Agreement dated as of October 10, 2003 among Holdings, Meow Mix Holdings LLC, J.W. Childs Equity Partners II, L.P. and JWC-Meow Mix Co-Invest LLC and the Management Stockholders Agreement , dated as of October 10, 2003, among Holdings, Meow Holdings LLC and the management stockholders named therein.

     “Stockholders Representative” has the meaning ascribed thereto in Section 11.7 of this Agreement.
     “Straddle Period” has the meaning ascribed thereto in Section 6.6(c) of this Agreement.
     “Subsidiary” has the meaning ascribed thereto in the Section 4.3 of this Agreement.
     “S-X Audited Financial Statements” has the meaning ascribed thereto in Section 6.16 of this Agreement.
     “Tax” means any and all federal, state, local and foreign tax or taxes, assessments and other charges, duties, impositions and liabilities (including, without limitation, any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax.
     “Tax Claim” has the meaning ascribed thereto in Section 6.6(f) of this Agreement.
     “Tax Escrow Estimate” means the amount of unpaid income Taxes of the Company Entities as of the Closing Date with respect to all Pre-Closing Tax Periods and all other Tax periods (up to and including the Closing Date) for which Tax Returns have not been filed.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection, or payment, of any Tax (including any amended returns).
     “Third-Party Claim” has the meaning ascribed thereto in Section 10.5(b) of this Agreement.
     “Transfer Taxes” has the meaning ascribed thereto in Section 2.4 of this Agreement.
     “Upper Base Target Working Capital” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “Working Capital” has the meaning ascribed thereto in Section 2.2(c) of this Agreement.
     “401(k) Plans” has the meaning ascribed thereto in Section 6.5(b) of this Agreement.
     Section 1.2    References to Dollars. References to dollars or “$” in this Agreement mean United States dollars.   References to Dollars
     Section 1.3    References to “knowledge”. References in this Agreement to “to the knowledge of Holdings” or phrases of like import are references to the actual knowledge of Richard C. Thompson, Richard Kassar, Jay Dahlgren, Mike Smith, Scott Morris, Mike Larney, John Phelps, Steve Macchiaverna, Vir Narula, Sam Noto and Christopher Harned. Knowledge shall be deemed to include information contained in such Person’s emails, files, records and correspondence and other materials reviewed in the course of their duties.

ARTICLE II
SALE OF STOCK
     Section 2.1    Sale of Stock. Subject to the terms and conditions set forth in this Agreement, each Seller hereby severally agrees to sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser hereby agrees to purchase and accept from each such Seller at the Closing, all of the shares of Stock listed as owned by such Seller on Schedule I (the “Sale”), free and clear of all Encumbrances, other than Encumbrances arising by reason of the Sale under applicable federal, state and local securities laws. At the Closing, the Sellers shall deliver to Purchaser, against payment of the Purchase Price pursuant to Section 2.2 hereof, the certificates representing the shares of Stock being sold in the Sale, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in each case, by or on behalf of the Seller that is delivering the shares of Stock to Purchaser.
     Section 2.2    Purchase Price.
          (a)   Preliminary Cash Purchase Price. At the Closing, Purchaser shall (i) pay or cause to be paid, by wire transfer of immediately available funds, to such account or accounts as shall be designated by the Stockholders Representative to Purchaser in writing on or before the second Business Day prior to the Closing, an aggregate purchase price for the shares of Stock being purchased in the Sale and the purchase of the Options being canceled pursuant to Section 2.2(e) an amount equal to $705,500,000 as adjusted at Closing pursuant to Section 2.2(c) and less the adjustments provided in Sections 2.2 (b) and (e) (the “Preliminary Cash Purchase Price”) minus (ii) the amount of the deposit with the Escrow Agent of the Escrow Funds pursuant to the terms and conditions of the Escrow Agreement. The Preliminary Cash Purchase Price, as finally adjusted pursuant to this Section 2.2, together with any amounts distributed to Sellers and the Optionholders under the Escrow Agreement is referred to as the “Purchase Price”. If any amount is to be distributed to the Optionholders under the Escrow Agreement, such amount shall be increased by an additional distribution under the Escrow Agreement equal to the amount of any applicable Employment Taxes with respect to such distribution to the Optionholders and such total amount shall be distributed to the appropriate Company Entity or successor thereto for payment as follows:(A) with respect to the amount to be distributed to the Optionholders, to the Optionholders, less any applicable Employee Withholding Taxes with respect to such payments and (B) with respect to such applicable Employment Taxes and such applicable Employee Withholding Taxes, to the applicable Governmental Authorities.
          (b)   Certain Payments on Behalf of Sellers or the Company Entities.
               (i)   At least three (3) Business Days prior to the Closing, Holdings shall submit reasonably satisfactory documentation (the “Payoff Instructions”) setting forth the amount of all Indebtedness outstanding as of the Closing Date, including the identity of each recipient, dollar amounts, wire instructions and any other information necessary to effect payment thereof. At the Closing, Purchaser (on behalf of the Sellers and the Company Entities)

shall pay, or cause to be paid, by wire transfer of immediately available funds to the Persons entitled to payments in respect thereof, and in accordance with the foregoing wire instructions, the amounts indicated in the Payoff Instructions. The amounts delivered by the Purchaser pursuant to this Section 2.2(b)(i) shall be deducted from the Preliminary Cash Purchase Price. Neither Purchaser nor, from and after the Closing, any Company Entity shall be liable to pay any Indebtedness of the Company Entities to the extent not documented in the Payoff Instructions. If reasonably requested by Purchaser, Holdings shall provide draft Payoff Instructions prior to the date set forth above for Purchaser’s review.
               (ii)   At least three (3) Business Days prior to the Closing, Holdings shall submit reasonably satisfactory documentation setting forth (A) the amount of any bonuses or other transaction related compensation payable by the Company Entities in connection with the transactions contemplated by this Agreement, including, without limitation, any transaction-related bonuses or other compensation payable to employees, outside directors, consultants or brokers, (B) an estimate of the costs and expenses of the Sellers and the Company Entities incurred by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement, including without limitation legal, accounting and other fees and expenses and the fees and expenses of UBS Securities LLC, the Sellers’ share of escrow fees and Transfer Taxes (the “Company and Stockholder Transaction Expenses”), including in each case the identity of each recipient, dollar amounts and any other information necessary to effect payment thereof and (C) the amount of any Employment Taxes payable to the appropriate Governmental Authorities by the Company Entities with respect to any payments subject thereto under this Section 2.2(b)(ii) and any payments under Section 2.2(e)(ii) in cancellation of the Options (excluding the amount of any Employment Tax payable with respect to the Escrow Funds). At the Closing, Purchaser (on behalf of the Sellers and the Company Entities) shall deliver an amount to the Company Entities for payment of the foregoing amounts to the Persons entitled thereto, less in the case of payments subject to Employee Withholding Taxes, the amount of such Employee Withholding Taxes, and for payment to the applicable Governmental Authorities, any Employment Taxes provided in this Section 2.2(b)(ii) and any Employee Withholding Taxes provided in this Section 2.2(b)(ii). The amounts delivered by the Purchaser pursuant to this Section 2.2(b)(ii) shall be deducted from the Preliminary Cash Purchase Price. Any Company and Stockholder Transaction Expenses in excess of the amounts deducted from the Preliminary Cash Purchase Price will be the sole responsibility of the Sellers.
          (c)   Purchase Price Adjustments.
               (i)   “Lower Base Target Working Capital” means $13,000,000. “Upper Base Target Working Capital” means $16,000,000.
               (ii)   “Working Capital” means the sum of (i) the book value of the current assets of the Company Entities, minus (ii) the book value of the current liabilities of the Company Entities, in each case as computed consistent with GAAP applying the same accounting principles, practices and methodologies that were used to prepare the Audited Financial Statements. Working Capital shall (i) exclude any Tax benefits or other accounting adjustments arising from the transactions resulting from or in connection with this Agreement or any agreement entered into in connection herewith, (ii) exclude any accrual for federal, state or local income Taxes or deferred Tax assets or liabilities, (iii) include inventory only to the extent such inventory is saleable through primary channels with no impairment due to old age or obsolescence, (iv) include adequate reserves for all committed or unpaid trade promotions or other unrecorded trade liabilities; (v) include adequate accruals for all consumer programs offered by the Company Entities prior to the Closing Date as to which sales have occurred prior to the Closing Date, (vi) exclude any accrual for expenses in connection with the termination of the Cattery Agreement and (vii) exclude cash, cash equivalents, Company and Stockholder Transaction Expenses, Indebtedness and the effect of the commodity hedging arrangements. Schedule 2.2(c) sets forth an example of the calculation of Working Capital. A physical inventory of finished goods will be conducted at all locations where the Company Entities presently hold inventory immediately prior to Closing, as mutually agreed by Purchaser and Stockholders Representative, and the results of such finished goods inventory will be used for the finished goods inventory amount in the Final Working Capital Statement. The valuation of inventory will be prepared in accordance with GAAP.
               (iii)   At least five (5) Business Days prior to the Closing, the Stockholders Representative on behalf of the Sellers shall deliver to Purchaser a statement (the “Preliminary Working Capital Statement”) setting forth a good faith, reasonable estimate of the Working Capital as of the start of business on the Closing Date and a good faith, reasonable estimate of the Income Tax Adjustment (“Preliminary Income Tax Adjustment”), based upon good faith, reasonable estimates of the Available Net Operating Loss Carryover, and available Income Tax Refunds (assuming that for purposes of the calculation of the Preliminary Income Tax Adjustment that, subject to satisfaction of the requirements of Section 280G of the Code, all payments in respect of the Optionholders (including Escrow Funds with respect to the Optionholders) are deductible for federal and applicable state income tax purposes). In connection with the preparation of the Preliminary Working Capital Statement and the determination of the Preliminary Income Tax Adjustment, Purchaser shall be entitled to review and comment on the Preliminary Working Capital Statement and review supporting schedules and work papers used or created in connection with the preparation of the Preliminary Working Capital Statement and the determination of the Preliminary Income Tax Adjustment. The Preliminary Working Capital Statement shall be prepared in accordance with GAAP using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Audited Financial Statements, subject to the provisions of Section 2.2(c)(ii). If the Working Capital set forth on the Preliminary Working Capital Statement (“Preliminary Working Capital”) is greater than the Upper Base Target Working Capital, then the Preliminary Cash Purchase Price delivered at Closing shall be increased by an amount equal to the difference between the Working Capital set forth on the Preliminary Working Capital Statement and the Upper Base Target Working Capital. If the Working Capital set forth on the Preliminary Working Capital Statement is less than the Lower Base Target Working Capital, then the Preliminary Cash Purchase Price delivered at Closing shall be reduced by an amount equal to the difference between the Lower Base Target Working Capital and the Working Capital set forth on the Preliminary Working Capital Statement. If the Working Capital set forth on the Preliminary Working Capital Statement is greater than or equal to the Lower Base Target Working Capital, but less than or equal to the Upper Base Target Working Capital, then the Preliminary Cash Purchase Price delivered at Closing will not be adjusted with respect to Working Capital. The Preliminary Cash Purchase Price delivered at Closing shall be reduced by the amount of the Preliminary Income Tax Adjustment.

               (iv)   As soon as reasonably practicable but in any event within ninety (90) calendar days after the Closing, Purchaser will calculate the actual Working Capital as of the start of business on the Closing Date and provide a statement of such calculation to the Stockholders Representative (the “Final Working Capital Statement”). The Final Working Capital Statement shall be prepared in accordance with GAAP using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Audited Financial Statements, subject to the provisions of Section 2.2(c)(ii). Purchaser shall provide to the Stockholders Representative such back-up or supporting data relating to the preparation of the Final Working Capital Statement as the Stockholders Representative may reasonably request. Purchaser shall also provide, and cause each of the Company Entities or any successors thereto to provide, the Stockholders Representative and their accountants and other representatives with such reasonable access to the books, records, personnel and accountants of each of the Company Entities, at reasonable times and upon reasonable notice, as the Stockholders Representative may reasonably request for the purposes of evaluating the Final Working Capital Statement. If the Stockholders Representative disputes the accuracy of the Final Working Capital Statement, the Stockholders Representative must deliver written notice of its dispute to Purchaser within thirty (30) calendar days after the Stockholders Representative’s receipt of the Final Working Capital Statement, which notice shall specify in reasonable detail the portion of Purchaser’s calculation that the Stockholders Representative disputes and the basis for the Stockholders Representative’s dispute. Any portion of Purchaser’s calculation not so disputed by the Stockholders Representative within such time frame will be deemed to be final and binding on the Stockholders Representative and the Sellers. Purchaser and the Stockholders Representative shall endeavor in good faith to resolve any such dispute within the thirty (30) calendar day period following the delivery by the Stockholders Representative of such notice. If the parties are unable to settle any such dispute within such thirty (30) calendar days after the Stockholders Representative notifies Purchaser of its dispute, then the dispute shall be submitted promptly to Deloitte & Touche (the “Accountant”). The Accountant shall act as an arbitrator to determine only those issues still in dispute and the determination of the Accountant shall either adopt the position of the Stockholders Representative or Purchaser or result in an adjustment that is within the range of those respective positions. The Accountant shall be instructed only to resolve all outstanding disagreements relating to the Final Working Capital Statement, and shall be instructed not to otherwise investigate such matters independently. The Accountant’s determination shall be based only upon written submissions by the Stockholders Representative and Purchaser, and not by independent review by the Accountant. The determination of the Accountant shall be made as promptly as practicable following the date on which the dispute is submitted (and the parties shall direct the Accountant to use all commercially reasonable efforts to make such determination within thirty (30) days of such date), shall be set forth in a written statement delivered to the Stockholders Representative and Purchaser, and shall be final, binding and conclusive on the parties and shall not be appealable or subject to further review. The fees and expenses of the Accountant will be allocated one-half to Sellers (to be paid from the Escrow Funds) and one-half to Purchaser. The actual Working Capital at Closing determined by Purchaser, by agreement between the parties or by the Accountant (as provided in this paragraph) is referred to as the “Delivered Working Capital” and shall be reflected in a revised Final Working Capital Statement.

               (v)   For purposes of determining whether any additional adjustment to the Preliminary Cash Purchase Price is required, the Preliminary Cash Purchase Price paid at Closing shall be recalculated using the Delivered Working Capital in lieu of the Preliminary Working Capital, but leaving the adjustments referred to in Sections 2.2(b)and (e) the same (the “Recalculated PCPP”). If the Preliminary Cash Purchase Price is less than the recalculated PCPP, then Purchaser shall pay to the Sellers an amount equal to the difference between such amounts in cash by wire transfer of immediately available funds (to an account specified in writing by the Stockholders Representative) within ten (10) calendar days after final determination of Delivered Working Capital, together with interest at the rate of 6% per annum from the Closing Date to the date of payment. If the Recalculated PCPP is less than the Preliminary Cash Purchase Price, then Purchaser shall be required to collect an amount equal to the difference between such amounts together with interest at the rate of 6% per annum from the Closing Date to the date of payment from the Escrow Funds, and the Stockholders Representative will instruct the Escrow Agent to release such shortfall to Purchaser.
          (d)   Sellers Entitled to Cash. For the avoidance of doubt, subject to compliance with Section 6.1 of this Agreement, any cash of the Company Entities (i) may be used by the Sellers or the Company Entities prior to Closing to pay Indebtedness, and any amounts so paid shall not be deducted from the Purchase Price, or (ii) may be distributed to Sellers prior to Closing as a dividend or other distribution; provided, that Holdings shall leave sufficient cash in the appropriate Company Entity accounts to fund uncleared checks. To the extent any cash is left in any Company Entity account in excess of the amount of cash required to fund uncleared checks as of the start of business on the Closing Date, such excess, if any, shall promptly be transferred by Purchaser to the Stockholders Representative for distribution to Sellers and Optionholders, together with interest at the rate of 6% per annum from the Closing Date to the date of payment.
          (e)   Purchase Price Allocation; Option Treatment; Tax Escrow Estimate
               (i)   At Closing, the Preliminary Cash Purchase Price shall be allocated by the Stockholders Representative among the holders of the Stock and among the holders of Options as provided in Section 2.2(e)(ii), in each case in accordance with the terms of the instruments and agreements governing such securities and in the manner specified in Schedule II. Schedule II shall also include the amount to be deposited into escrow on behalf of each holder of Stock and Options.
               (ii)   At least five Business Days prior to the Closing, Holdings shall submit reasonably satisfactory documentation, including any revisions to Schedule I, setting forth the Options which remain outstanding as of the Closing Date, whether or not vested, all of which are to be cancelled effective immediately prior to the Closing Date and the amount which each holder thereof shall be entitled to receive at Closing, in consideration for such cancellation. At the Closing, Purchaser (on behalf of the Sellers and the Company Entities) shall deliver the amounts indicated to the Company Entities (A) for payment to the Persons entitled thereto, less any applicable Employee Withholding Taxes and (B) for payment to the applicable Governmental Authorities, the amount of Employee Withholding Taxes provided in this Section 2.2(e)(ii)(A). The amounts delivered by the Purchaser pursuant to this Section 2.2(e)(ii) shall be deducted from the Preliminary Cash Purchase Price.

               (iii)   Holdings shall cause any Optionholder who exercises Options between the date of this Agreement and Closing to become a party to this Agreement as a Seller, in form and substance satisfactory to Purchaser and Schedule II shall be appropriately revised.
               (iv)   At least five Business Days prior to the Closing, Holdings will deliver a good faith, reasonable estimate of the Tax Escrow Estimate for Purchaser’s review.
     Section 2.3    Closing. The closing of the Sale (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on May 2, 2006 or (a) thereafter as promptly as practicable following, but in no event later than, the third Business Day after, the satisfaction or waiver by the appropriate party of the conditions set forth in Articles VII and VIII hereof or (b) such other date as the Stockholders Representative and Purchaser shall mutually agree in writing. Such time and date are referred to in this Agreement as the “Closing Date.” Subject to the provisions of Article IX of this Agreement, the failure to consummate the Sale contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.
     Section 2.4    Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by the Sellers, and Sellers shall, at their own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide Purchaser upon request evidence of payment of all Transfer Taxes. Each Seller hereby agrees to indemnify Purchaser against and hold Purchaser harmless from any and all Transfer Taxes with respect to such Seller.
     Section 2.5    Agreements Executed Contemporaneously. As a material inducement to Purchaser to enter into this Agreement, each Management Holder has, contemporaneously with the execution of this Agreement, executed a noncompetition agreement or term sheet dated as of the date herewith.
ARTICLE III
REPRESENTATIONS OF EACH SELLER
     Each Seller and Cypress hereby severally and not jointly represents and warrants as to itself to Purchaser as follows:
     Section 3.1    Ownership of Stock. Except as set forth on Schedule 3.1, such Seller is the lawful, beneficial and record owner of all of the shares of Stock and Options set forth opposite such Seller’s name on Schedule I hereto, which shares of Stock shall be free and clear of all liens, encumbrances, security interests, mortgages, options, charges, restrictions and claims of every kind and character (“Encumbrances”) as of the Closing, other than Encumbrances arising under applicable federal, state and local securities laws by reason of the Sale. Other than such shares of Stock and Options such Seller does not own and is not entitled to, and has no other right or option to acquire, any shares of Stock or equity of any Company Entity. The delivery to Purchaser of the shares of Stock set forth on Schedule I hereto in accordance with the terms and provisions of this Agreement will transfer to Purchaser good and valid title to such shares of Stock, free and clear of any and all Encumbrances, other than Encumbrances arising under applicable federal, state and local securities laws, and other than any Encumbrances arising from the acts or omissions of Purchaser.
     Section 3.2    Authorization and Validity of Agreement. Such Seller or Cypress has all requisite power and authority and, with respect to Sellers who are individuals, legal capacity, to execute and deliver this Agreement and to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement and the Escrow Agreement With respect to Cypress or Sellers which are not individuals, Cypress or such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. With respect to Cypress or Sellers which are not individuals, the execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller or Cypress and the consummation by such Seller or Cypress of the Sale and other transactions contemplated hereby, have been duly authorized and approved by its board of directors (or similar governing body), and no other entity, stockholder, member or partner action or proceeding on the part of such Seller or Cypress or such Seller’s or Cypress’ stockholders, members or partners is necessary to authorize the execution, delivery and performance of this Agreement by such Seller or Cypress and the consummation by such Seller or Cypress of the Sale and the other transactions contemplated by this Agreement and the Escrow Agreement. This Agreement has been duly executed and delivered by such Seller or Cypress and, assuming the due execution of this Agreement by Purchaser and each of the other Sellers party hereto, this Agreement constitutes a valid and binding obligation of such Seller or Cypress, enforceable against such Seller or Cypress in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles. The execution of the Escrow Agreement by the Stockholders Representative will fully bind such Seller to the escrow as if the Escrow Agreement was executed and delivered by such Seller.
     Section 3.3    Consents and Approvals; No Violation. Assuming (i) any and all filings required to be made in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any comparable applicable foreign competition or antitrust law, are made and any applicable waiting period thereunder has been terminated or has expired, and (ii) the FTC approves the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement, and except as provided on Schedule 3.3, the execution and delivery of this Agreement by such Seller or Cypress, the execution and delivery of the Escrow Agreement by the Stockholders Representative and the consummation by such Seller or Cypress of the Sale and the other transactions contemplated hereby:

          (a)   with respect to Cypress or a Seller which is not an individual, do not and will not violate the provisions of the certificate of incorporation or bylaws (or if not a corporation, comparable organizational documents) of such Seller or Cypress,
          (b)   do not and will not violate any Legal Requirement or Order to which such Seller or Cypress is subject or by which any of its properties or assets is bound,
          (c)   do not and will not require any permit, consent or approval of, or the giving of any notice to, or filing with, any Person, and
          (d)   do not and will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance, other than Encumbrances arising by reason of the Sale under applicable federal, state and local securities laws, upon the shares of Stock being sold in the Sale, or result in the acceleration of, or create in any party the right to accelerate its rights under, modify or terminate, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which such Seller is subject, or by which any of its properties or assets is bound.
     Section 3.4    Broker’s or Finder’s Fees. No agent, broker, firm or other Person acting on behalf of such Seller is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for UBS Securities LLC whose fees and expenses will be paid as part of the Company and Stockholder Transaction Expenses or by such Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF HOLDINGS
     Holdings hereby represents and warrants to Purchaser as follows:
     Section 4.1 Existence and Good Standing; Authorization.
          (a)   Each of the Company and Holdings is a corporation, and Decatur LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Holdings and the Company has all requisite corporate power, and Decatur LLC has all requisite limited liability company power, and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Holdings and the Company is duly qualified or licensed as a foreign corporation, and Decatur LLC is duly qualified or licensed as a foreign limited liability company, to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Holdings and the Company and the certificate of formation and limited liability company agreement of Decatur LLC have been delivered to Purchaser. True and complete copies of the minute books (containing the records, if any, of all material actions of, the stockholders, the board of directors and any committees of the board), the stock certificate books and the stock record books of each of the Company Entities have been delivered to Purchaser and such books and records are correct and complete in all material respects. The Company Entities have no obligations or liabilities not set forth in the Disclosure Schedules as a result of any failure to keep true and complete minute books of all actions of the stockholders, the board of directors and any committees of the board of any Company Entity. None of the Company Entities is in default under or in violation in any respect of any provision of its charter, bylaws or other organizational documents.
          (b)   Holdings has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Sale and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holdings, and the consummation by Holdings of the Sale and other transactions contemplated hereby, have been duly authorized and approved by its board of directors, and no other corporate or stockholder action or proceeding on the part of Holdings or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by Holdings and the consummation by Holdings of the Sale and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Holdings and, assuming the due execution of this Agreement by Purchaser, constitutes a valid and binding obligation of Holdings, enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.
     Section 4.2    Capital Stock. The authorized capital stock of Holdings consists of (i) 45,000,000 shares of common stock, $0.01 par value and (ii) 100,000 shares of preferred stock, $0.01 par value. As of the date hereof and as of the Closing Date, (i) 25,084,273 shares of Common Stock are issued and outstanding, (ii) 5,283,356 shares of Common Stock are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options and (iii) 40,540 shares of Preferred Stock are issued and outstanding; provided, that the number of shares of Common Stock and shares reserved for exercise of Options and the conversion of Preferred Stock may be amended by notice to Purchaser to reflect the exercise of Options and the conversion of Preferred Stock prior to Closing. All of the issued and outstanding shares of Stock have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with all applicable laws. Except for the Options and except as described on Schedule 4.2, there are no outstanding subscriptions, options, warrants, rights, or other securities, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of, or repurchase, redemption or other acquisition or cancellation of any shares of the capital stock or other securities of Holdings, other than as contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Holdings and no Person has any right to participate in , or receive any payment based on any amount relating to the revenue, income, value or net worth of Holdings or any component or portion thereof, or any increase or decrease in any of the foregoing. Except as set forth on Schedule 4.2, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Holdings. The Sellers own all of the shares of Stock set forth on Schedule I hereto, and such shares of Stock represent all of the issued and outstanding shares of capital stock of Holdings. As of the Closing, all options and other rights to purchase equity of Holdings shall be terminated or cancelled in accordance with their terms without further liability or obligation. Schedule II is a true and correct schedule of all amounts due any equity holder of Holdings in connection with the transactions contemplated hereunder pursuant to the terms of all outstanding equity securities, instruments or agreements, including any option plan or option agreement.
     Section 4.3    Subsidiaries. Except as set forth on Schedule 4.3, neither the Company nor Holdings owns (and at the time of the Closing neither Holdings nor the Company will own), directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. Schedule 4.3 sets forth for each subsidiary of Holdings (a “Subsidiary”) (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable and were issued in compliance with all applicable laws. Holdings or one of the other Company Entities holds of record and owns beneficially all of the outstanding shares of each Subsidiary free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Encumbrance, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of any Subsidiary.
     Section 4.4    Consents and Approvals; No Violation. Assuming that (i) any and all filings required to be made in connection with the transactions contemplated hereby under the HSR Act or any comparable applicable foreign competition or antitrust law, are made and any applicable waiting period thereunder has been terminated or has expired and (ii) the FTC approves the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement, and except as set forth on Schedule 4.4, the execution and delivery of this Agreement by Holdings and the consummation of the Sale and other transactions contemplated hereby:
          (a)   do not and will not violate the provisions of the certificate of incorporation or bylaws of the Company or Holdings or the certificate of formation or limited liability company agreement of Decatur LLC;
          (b)   do not and will not violate any Legal Requirement or Order to which any Company Entity is subject or by which any of their respective properties or assets are bound;

          (c)   do not and will not require any permit, consent or approval of, or the giving of any notice to, or filing with any Person; and
          (d)   do not and will not result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Company Entities under or result in the acceleration of, or create in any party the right to accelerate its rights under, modify or terminate, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Company Entity is a party, or by which they or any of their respective properties or assets are bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violation, breaches, defaults and Encumbrances the existence of which (i) would not reasonably be expected to be material to the business of the Company Entities and (ii) could not prevent Holdings or any Seller from performing in any material respect its respective obligations under this Agreement or the Escrow Agreement, or prevent or establish any materially burdensome condition on the consummation of the Sale and the other transactions contemplated by this Agreement. None of the Company Entities is a party to any agreement which would prevent Holdings or any Seller from performing in any material respect its obligations under this Agreement or the Escrow Agreement or prevent or establish any materially burdensome condition on the consummation of the Sale and the other transactions contemplated by this Agreement or the Escrow Agreement.
     Section 4.5    Financial Statements; Undisclosed Liabilities.
          (a)   Holdings has delivered to Purchaser the following financial statements (the “Financial Statements”): (i) an audited consolidated balance sheet of the Company Entities as of December 28, 2003 and January 2, 2005, and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young LLP, Holdings’ independent certified public accountants (including the notes thereto) (the “Audited Financial Statements”), (ii) an unaudited consolidated balance sheet of the Company Entities as of November 27, 2005 and related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company Entities (the “Interim Reports”) for the eleven-month period then ended (the “Interim Report Date”) and (iii) an unaudited consolidated balance sheet of the Company Entities as of January 1, 2006 and related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company Entities for the fiscal year then ended. The Financial Statements present fairly in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company Entities as at the respective dates of, and for the periods referred to in, such Financial Statements, all of which have been prepared in accordance with GAAP (except as set forth on Schedule 4.5(a)(i) with respect to the Interim Reports), applied consistently through the periods involved and have been derived from the books and records of the Company Entities. When delivered, the Fiscal 2005 Audited Financial Statements and the Interim 2006 Financials will present fairly in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company Entities as at the date of, and for the period referred to in, such Fiscal 2005 Audited Financial Statements and the Interim 2006 Financial Statements, all of which will have been prepared in accordance with GAAP (except as set forth on Schedule 4.5(a)(i) with respect to the Interim Reports), applied consistently with the Audited Financial Statements and have been derived from the books and records of the Company Entities. Schedule 4.5(a)(ii) sets forth a description of certain accounting policies and practices of the Company Entities, including without limitation, trade promotions, slotting allowances and consumer marketing.

          (b)   None of the Company Entities has any liabilities or obligations (including contingencies) of a type which are required to be set forth on the face of a balance sheet or in the notes thereto, in accordance with GAAP, except for liabilities or obligations (i) incurred in the ordinary course of business since November 27, 2005, (ii) reflected on, accrued or reserved against on the face of the balance sheet contained in the Interim Reports or the Financial Statements or in the notes to the Financial Statements or (iii) as set forth on Schedule 4.5(b). Except as disclosed on Schedule 4.5(b), none of the Company Entities is obligated for any off-balance sheet Indebtedness, letters of credit, synthetic leases, derivative contracts or guarantees.
          (c)   Schedule 4.5(c) sets forth, as of January 29, 2006, the amount of all (i) Indebtedness, with the principal amount thereof, of any Company Entity, and (ii) reserves for trade promotions or slotting allowances. Such reserves fully reflect in all material respects all liabilities of the Company Entities with respect to such matters as of such date. There are no material prepayment penalties or premiums with respect to any Indebtedness of the Company Entities.
     Section 4.6    Condition of Assets. Except as set forth on Schedule 4.6, the buildings, plants, structures, equipment and material tangible properties and assets (real, personal or mixed) of the Company Entities are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are currently being put, and none of such buildings, plants, structures, equipment or material tangible properties or assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs
     Section 4.7    Title to Properties.
          (a)   Except for properties and assets that have been sold or otherwise disposed of by the Company Entities in the ordinary course of business consistent with past practice since November 27, 2005, the Company Entities have good and valid title to, or valid leasehold interest in, all of the properties and assets (real, personal, mixed, tangible or intangible) necessary for the conduct of the Company Entities’ businesses as currently conducted, including, without limitation, all the properties and assets reflected on the Interim Reports, subject to no Encumbrances except as set forth on Schedule 4.7(a) as in effect on the date hereof, and except for (i) Encumbrances of mechanics, carriers, materialmen and similar Encumbrances arising by operation of law, which are not, individually or in the aggregate, material, (ii) Encumbrances for current taxes, assessments or governmental charges or claims not yet due and delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) with respect to Real Property, Encumbrances consisting of zoning or planning restrictions, easements, permits and other similar restrictions or limitations on the use, occupancy, subdivision or improvement of real property or irregularities in title thereto, which do not materially detract from the value of, or impair the ownership, occupancy or use of such real property by the Company Entities in the operation of its business. Encumbrances of the type described in clauses (i) through (iii) above, inclusive, are hereinafter sometimes referred to as the “Permitted Encumbrances.”

          (b)   All of the real property owned, leased, rented or otherwise utilized by the Company Entities in connection with the operation of their businesses (together with the buildings, improvements, structures and fixtures thereon, the “Real Property”), including the location thereof, is set forth on Schedule 4.7(b).
               (i)   There are no leases, subleases, licenses, concessions or other agreements granting to any Person other than the Company Entities any right to the possession, use, occupancy, or enjoyment of any Real Property or any portion thereof, except for rights to possession, use, occupancy or enjoyment other than as set forth on Schedule 4.7(b).
               (ii)   The covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Real Property would not, individually or in the aggregate have a Material Adverse Effect, or with respect to the Decatur Facility would not, individually or in the aggregate, have a material impact on the use or the validity of the title of the Decatur Facility as currently used, and no material default or breach exists thereunder by any of the Company Entities.
               (iii)   None of the Company Entities is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any Real Property or any portions thereof or interests therein.
     Section 4.8    Litigation; Orders. Except as set forth on Schedule 4.8:
          (a)   there is no claim, action, suit or proceeding at law or in equity by any Person (including any Government Authority) before any Government Authority or any state or federal court, or any arbitration or any administrative or other proceeding or, to the knowledge of Holdings, any investigation, by or before any Government Authority pending or, to the knowledge of Holdings, threatened (i) to which any Company Entity is a party or that may result in liability to any of the Company Entities or (ii) that challenges, prevents, delays or makes illegal the transactions contemplated hereby;
          (b)   (i) there is no Order to which any of the Company Entities or any of their respective properties and assets is subject, (ii) Sellers are not subject to any Order that affects the properties or assets of any of the Company Entities and (iii) the Company Entities are in compliance with each Order to which they or their respective properties or assets are subject. No Governmental Authority has advised any of the Company Entities in writing that it is contemplating issuing an Order of the type referred to in clause (i); and
          (c)   no claims, actions, suits, proceedings, or investigations of the type set forth in clause (a) above have been settled since January 1, 2002.
     Section 4.9    Intellectual Property.
          (a)   Schedule 4.9(a) lists, as of the date hereof (or the Closing Date, as applicable) all Company Registered Intellectual Property Rights and lists any proceedings or actions: (1) to which any Company Entity is a party; or (2) against any of (i) the Company Entities; (ii) the owned Company Intellectual Property Rights; or (iii) to the knowledge of Holdings, the other Company Intellectual Property Rights, in each case, before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any Company Intellectual Property Rights. All of the Company Registered Intellectual Property Rights are currently in compliance with all formal legal requirements of the relevant authorities (including payment of filing, examination and maintenance fees and proofs of use), their patents, applications and registrations are unexpired and subsisting, and to the knowledge of Holdings, the Intellectual Property Rights underlying such patents and registrations are valid and enforceable. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights that were due before the date hereof (or the Closing Date, as applicable) have been or will be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Schedule 4.9(a), there are no actions that must be taken by the Company Entities within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of maintaining, prosecuting, preserving or renewing any Registered Intellectual Property Rights. With respect to any patent applications listed in Schedule 4.9(a), (i) to the knowledge of Holdings, no Company Entity has committed any intentional act in the course of their prosecution that is reasonably likely to jeopardize their maturation into issued patents; and (ii) to the knowledge of Holdings, such patent applications were filed in the name of the proper inventor(s). The Material Third-Party IP, Non-Material Third-Party IP and the Company Intellectual Property Rights constitute all the Intellectual Property Rights used in the conduct of the business of the Company Entities as it currently is conducted.
          (b)   Except as set forth on Schedule 4.9(b):
               (i)   the Company Entities own or have the right to use, free and clear of Encumbrances other than Permitted Encumbrances or as set forth on Schedule 4.7(a) as in effect on the date hereof (or, with respect to licensed Intellectual Property Rights, any restrictions contained in such licenses), all Intellectual Property Rights used in or necessary to operate their businesses as currently conducted;
               (ii)   (A) the operation of businesses of the Company Entities as currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of products of the Company Entities, does not infringe, misappropriate or violate the Intellectual Property Rights of any other Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and (B) to the knowledge of Holdings, the Company Intellectual Property Rights are not being infringed, misappropriated or violated by any other Person;
               (iii)   no Person has challenged in writing (nor to the knowledge of Holdings, has any Person orally challenged) to the Company Entities the validity, ownership or use of any Company Intellectual Property Rights and the Company Entities have not received written (or to the knowledge of Holdings, oral) notice from any person claiming that the operation of the business of the Company Entities or any act, product, technology or service (including products, technology or services currently under development) of the Company Entities infringes or misappropriates any Intellectual Property Right of any person, violates any right to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction;

               (iv)   the Company Entities take and have taken reasonable actions to protect and maintain the Company Intellectual Property Rights, including any that is confidential in nature, and to protect the confidential information and trade secrets provided by any other person to the Company Entities, for which the Company Entities are bound by a confidentiality agreement or similar obligation. All current and past employees or contractors who were inventors of patents on Schedule 4.9(a) assigned all of their rights therein to the Company, and there are no material proprietary Intellectual Property Rights currently in development by the Company for which (i) the inventors have not assigned their rights therein to the Company or (ii) the Intellectual Property Rights to same would not initially vest in the Company by operation of law. No current or former employee, consultant or independent contractor to the Company Entities has challenged in writing (or to the knowledge of Holdings, orally) the ownership of any owned Company Intellectual Property Rights, nor to the knowledge of Holdings, does any such person have any valid basis for such challenge. Other than Material Third-Party IP (as defined below) and Non-Material Third-Party IP, all Intellectual Property Rights used in the conduct of the business of the Company Entities as it currently is conducted were invented, developed and created solely by either (1) employees of the Company Entities acting within the scope of their employment; or (2) third parties who have assigned all of their rights in such Intellectual Property Rights to the Company Entities.
          (c)   In each case in which any of the Company Entities has acquired or purported to acquire ownership of an Intellectual Property Right from any other Person, the applicable assignment is set forth on Schedule 4.9(c).
          (d)   Schedule 4.9(d) sets forth as of the date hereof (or the Closing Date, as applicable) all Intellectual Property Rights, other than Non-Material Third-Party IP, that are used in or necessary to the conduct of the business of the Company Entities, or included or incorporated in the products of the Company Entities, which Intellectual Property Rights are not exclusively owned by the Company Entities (“Material Third-Party IP”), and the contracts, licenses and agreements under which the Company Entities have obtained the right to use each such item of Material Third-Party IP (“Material Inbound Licenses”). Schedule 4.9(d) also lists all contracts, licenses, and agreements under which the Company has granted to any third party any rights in or to any Intellectual Property Rights (including agreements granting distribution rights or granting any exclusive license of or exclusive right to use, or joint ownership of, any Intellectual Property Right that constitutes Company Intellectual Property Rights) (“Material Outbound Licenses”) and identifies any royalties due to third parties from the Company Entities for use or exploitation of each such item of Material Third Party IP.
          (e)   Except as set forth in Schedule 4.9(e), neither this Agreement nor the transactions contemplated by this Agreement, will require, by virtue of any Legal Requirement, requirement of a Government Authority or existing agreement or arrangement to which the Company Entities are a party or are otherwise obligated: (i) Purchaser to grant to any third party any right to any Intellectual Property Right owned by or licensed to it, or (ii) Purchaser’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company Entities prior to the Closing Date, in order for the Company Entities to continue to use the applicable Intellectual Property Rights after the Closing Date on substantially the same terms.

          (f)   The Company is not in material breach of the Material Inbound Licenses or Material Outbound Licenses, or to the knowledge of Holdings any agreement with respect to Non-Material Third Party IP, and, except as set forth in Schedule 4.9(f), to the Company Entities’ knowledge, no other party to any such contract, license or agreement is in material breach thereof or has materially failed to perform thereunder. Except as otherwise set forth in Schedule 4.9(f), the consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the contracts, licenses and agreements referenced in this paragraph and, following the Closing Date, the Purchaser will be permitted to exercise all of the Company Entities’ rights and receive all of the Company Entities’ benefits (including payments) under such contracts, licenses and agreements to the same extent the Company Entities would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the Company Entities would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.
          (g)   The Company Entities have at all times materially complied with all applicable laws, as well as their own policies and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company Entities in the conduct of their business. No litigation has been asserted or threatened against the Company Entities alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law, policy, or procedure applicable to the Company Entities related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company Entities, in the conduct of their business as conducted prior to the Closing Date. The Company Entities have taken reasonable measures to ensure that such information in their or their vendors’ possession or control is protected against unauthorized access, use, modification, or other misuse.
     Section 4.10    Taxes.
          (a)   Except as set forth on Schedule 4.10, each of the Company Entities has timely filed or will timely file (taking into account all applicable extensions of time for filing) all Tax Returns that are or were required to be filed by or with respect to the Company Entities prior to the Closing Date, pursuant to applicable Legal Requirements, and all such Tax Returns are true, correct and complete. There are no Liens with respect to Taxes on any of the assets of any of the Company Entities, other than Liens for Taxes not yet due and payable. No written claim or notice has ever been made by any Government Authority in a jurisdiction in which any of the Company entities does not file Tax Returns that such Company Entity is or may be subject to Tax in that jurisdiction.

          (b)   Except as set forth on Schedule 4.10, each of the Company Entities has paid or will pay prior to the Closing Date, (i) all Taxes shown as due on the Tax Returns referred to in Section 4.10(a) hereof and (ii) all Taxes, including estimated Taxes, for all taxable periods that have ended on or prior to the Closing Date but for which Tax Returns are not yet due pursuant to applicable Legal Requirements.
          (c)   There is no tax sharing agreement that will require any payment by any of the Company Entities after the date of this Agreement.
          (d)   Except as set forth on Schedule 4.10:
               (i)   Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, partner, member or other third party, and has timely and properly completed and filed the Forms W-2 and 1099 or other information returns or reports required with respect thereto.
               (ii)   Each of the Company Entities has collected all sales, use and value added Taxes required or permitted to be collected, and has remitted such amounts to the appropriate Governmental Authorities and each has furnished properly completed exemption certificates for all exempt transactions.
               (iii)   There are no Tax audits, reviews or requests for information by any Government Authority threatened, pending or ongoing as to any of the Company Entities. There is no Tax deficiency asserted against any of the Company Entities or the assets of any of the Company Entities, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company Entities. None of the Company Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e)   None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or similar provisions of state, local or foreign Legal Requirements), (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code or (iv) prepaid amount received on or prior to the Closing Date. None of the Company Entities has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (f)   Holdings has provided to Purchaser correct and complete copies of all Tax Returns of the Company Entities, and all examination reports and statements of deficiencies payable by, assessed against or agreed to by any of the Company Entities.
          (g)   Except as set forth on Schedule 4.10, none of the Company Entities has ever obtained from a Government Authority a ruling with respect to Taxes. There is no pending request by any of the Company Entities for a ruling by a Governmental Authority with respect to Taxes.

     Section 4.11    Compliance With Laws; Permits. Except as set forth on Schedule 4.11:
          (a)   None of the Company Entities is, or has been at any time in violation in any material respect of, or has any material liability with respect to, and none of the Company Entities has received any notice of any such violations thereby with respect to, any applicable Legal Requirements.
          (b)   Each of the Company Entities possesses, and is in compliance with, all Governmental Authorizations necessary for the ownership, lease or operation of its properties and the conduct of its business as currently conducted. A list of all such material Governmental Authorizations is attached hereto as part of Schedule 4.11. Further, (i) all such Governmental Authorizations are in full force and effect, and (ii) none of the Company Entities has received, within the past three years, any notice of any event, inquiry, investigation or proceeding threatening the validity, non-renewal, suspension, revocation or adverse modification of such Governmental Authorizations.
          (c)   No written, or to the knowledge of Holdings, oral notice has been received by any of the Company Entities requesting that the Company Entities modify or terminate the use of the Real Property. The Decatur Facility is not subject to any permitted non-conforming use.
          (d)   There is no pending or, to the knowledge of Holdings, threatened condemnation, eminent domain, re-zoning, or similar proceedings that are pending or, to the knowledge of Holdings, threatened against or affecting all or any portion of the Real Property; and there is not now pending or, to the knowledge of Holdings, threatened any liens, special assessments, impositions, or increases in assessed valuations to be made against the Real Property.
          (e)   All representations with respect to compliance with Environmental Laws are contained in Section 4.14 and are not made pursuant to this Section 4.11.
     Section 4.12    Employee Benefit Plans.
          (a)   With respect to each Plan, Holdings has heretofore delivered or made available to Purchaser copies, to the extent applicable of (i) all documents which comprise the most current version of each such Plan, including any related trust agreements; (ii) the most recent summary plan descriptions, if any, and all summaries of material modifications thereto; (iii) with respect to each such Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, the most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required as well as the most recent actuarial report; and (iv) for each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Plan. Schedule 4.12(a) contains a true and complete list of each Plan.
          (b)   None of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or a “defined benefit pension plan,” as defined in Section 3(35) of ERISA, and none of the Company Entities has any liability under any such employee benefit plan that remains unsatisfied. Other than with respect to any plan or arrangement set forth on Schedule 4.12(a), no Plan is subject to Section 302 of ERISA or Section 412 of the Code. No Plan is part of a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No event has occurred and no condition exists that could subject any of the Company Entities, by reason of their affiliation with any ERISA Affiliate (other than pursuant to the affiliation of any of the Company Entities with any of the other Company Entities), to any Tax, Encumbrance, fine, penalty or other liability imposed by or arising from ERISA Section 302, Part 6 of Subtitle B of Title I of ERISA, or Title IV of ERISA, or Section 412 or Section 4980B of the Code. Schedule 4.12(b) is a list of all Persons that are or may constitute ERISA Affiliates of the Company Entities (other than any other Company Entity).
          (c)   The applicable Company Entity has performed and complied in all material respects with its obligations under and with respect to the Plans where applicable, and each Plan has been maintained and operated in accordance with its terms and with the requirements of the Code and ERISA, whether as a matter of substantive law or as necessary to secure the intended tax treatment. Each Plan which is intended to be qualified within the meaning of Code Sections 401(a) or 501(c)(9) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.
          (d)   Except as set forth on Schedule 4.12(d), (i) there are no unpaid contributions, reimbursements, premiums or other administrative costs due prior to the date of this Agreement with respect to any Plan that are required to have been made under the terms of the Plan or applicable Legal Requirements, and (ii) with respect to each Plan subject to Section 412 of the Code, there has occurred no failure to meet the minimum funding standards of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code.
          (e)   None of the Company Entities have any obligation to provide health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA.
          (f)   Except as set forth on Schedule 4.12(f), (i) no Plan exists that would result in the payment to any present or former employee of any of the Company Entities of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any of the Company Entities as a result of the transactions contemplated by this Agreement, and (ii) none of the Company Entities will, as a result of the transactions contemplated by this Agreement, make or be obligated to make any payment that would not be deductible by reason of Section 280G of the Code.
          (g)   Except with respect to any type of claim, action, proceeding or investigation described in Section 4.8, there is no current or, to the knowledge of Holdings, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Plan, or, to the knowledge of Holdings, any fiduciary or service provider thereof and, to the knowledge of Holdings, there is no reasonable basis or any such legal action, proceeding or investigation.

          (h)   With respect to any Plan, no Company Entity or, to the knowledge of Holdings, no other Person who is a “party in interest” (within the meaning of ERISA Section 3(14)) has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) which could subject any of the Company Entities directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.
          (i)   No Affected Employee is entitled to be credited with a service or seniority date commencement prior to December 1, 2001 under any Plan.
     Section 4.13    Insurance. Schedule 4.13 sets forth a true and complete list of each insurance policy of the Company Entities. Purchaser has been provided a true and complete copy of each such policy. Each such policy is in full force and effect, is issued by insurers of recognized responsibility and insures the Company Entities and their properties and businesses against such losses and risks, in such amounts and in scope, as are customarily maintained by companies operating similar businesses. All of such insurance policies are and were in full force and effect during the periods of time that such insurance policies are purported to have been in effect, and none of the Company Entities is, or was during such periods, in default with respect to its obligations under any of such insurance policies. None of the Company Entities has received any notice of cancellation of any such insurance policies; as to which such Company Entity has not obtained replacement insurance of similar scope and amount. The Company Entities have paid all premiums due under such insurance policies. Schedule 4.13 sets forth a true and complete description of all bonds and surety arrangements issued or entered into in connection with the business of any Company Entity.
     Section 4.14    Environmental Matters. Except as set forth on Schedule 4.14: (i) the properties, operations and activities of the Company Entities are in material compliance with and the Company Entities have no material liability, or to the knowledge of Holders, threatened material liability, with respect to, any applicable Environmental Laws and none of the Company Entities has violated in any material respect any such laws; (ii) all Governmental Authorizations required under applicable Environmental Laws to be obtained by the Company Entities in connection with its properties, operations and activities have been obtained and are valid and in full force and effect, and the Company Entities are in compliance with, and have not violated the terms and conditions of such Governmental Authorizations; (iii) (a) there is no Environmental Claim pending or, to the knowledge of Holdings, threatened against the Company Entities; (b) to the knowledge of Holdings, there is no pending or threatened Environmental Claim against any Person (other than the Company Entities) that would reasonably be expected to result in liability of the Company Entities; and (c) there has been no use, generation, treatment, storage, release, emission, discharge, presence or disposal of any Hazardous Substances by the Company Entities in violation of applicable Environmental Laws; (iv) there has been no release of Hazardous Substances at, under, onto or from the Real Property, or other conditions, at any property currently or, during the period of ownership, leasing operation or usage by the Company Entities, formerly owned, leased, operated or otherwise used by the Company Entities, or to the knowledge of Holdings, at any other location (including without limitation any location used for treatment, transport storage, disposal, recycling or other handling of any Hazardous Substances in violation of applicable Environmental Law; (v) the Company Entities and the Sellers have made available to Purchaser copies of all reports, surveys, studies, correspondence, investigations, tests, environmental analyses and other similar documents within the Company

Entities’ or the Sellers’ possession or control concerning the Company Entities’ compliance with or liability under any Environmental Law or the environmental condition of the Real Property; (vi) there is no asbestos contained in or forming any part of any building, building component, structure or other improvement that is part of the Real Property in a friable condition and no asbestos is or, to the knowledge of Holdings has been stored, disposed of or otherwise present at, on, in or from any of the Real Property under conditions that would reasonably be expected to result in liability of the Company Entities under any applicable Environmental Law; (vii) there are no above ground or underground storage tanks, PCB-containing transformers or other PCB-containing equipment currently or, to the knowledge of Holdings, formerly located at the Real Property; and (viii) the Company Entities have not received any written or, to the knowledge of Holdings, oral request for information or, written, or to the knowledge of Holdings, oral notification that they are potentially responsible parties under any applicable Environmental Law, including any such request or notification relating directly or indirectly to any of the Real Property. “Environmental Claim” means any written or, to the knowledge of Holdings, oral claim, action, cause of action, investigation, notice of violation or noncompliance fine, penalty, citation, assessment, consent, decree, Order or notice by any Person alleging potential liability (including, without limitation, potential liability for investigation, response, abatement, cleanup, remediation, reporting, monitoring and/or payment for such, governmental response costs, natural resources damages, property damages, personal injuries, or penalties and any reasonable consultant experts and attorneys fees and expenses and costs of defense) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment, of any Hazardous Substance at under, from or onto a Real Property or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company Entities. “Environmental Laws” means any Legal Requirements, or Governmental Authorizations issued pursuant thereto, relating to the protection of the environment, including without limitation, those pertaining to (i) the manufacture, processing, use handling, generation, treatment, storage, disposal, release or threatened release of Hazardous Substances, (ii) the reporting, investigation or remediation of any release or threatened release of Hazardous Substances; (iii) the protection of human health, to the extent relating to exposure or potential exposure to Hazardous Substances; (iv) natural resources, including wildlife; and (v) wetlands. “Hazardous Substances” means any chemical, material or substance, which is listed, regulated or defined as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “hazardous chemical,” “pollutant” or “contaminant” or words of similar import under Environmental Laws, including petroleum or any fraction or product thereof, polychlorinated biphenyls (“PCBs”) and asbestos or asbestos containing materials.
     Section 4.15    Labor Relations; Compliance. None of the Company Entities is a party to any collective bargaining agreement. Except as set forth on Schedule 4.15, there is not presently pending or existing and, to the knowledge of Holdings, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or similar employee grievance process, (b) any claim, action, suit, or proceeding at law or in equity by any Person (including any Government Authority) before any Government Authority or any state or federal court, or any arbitration or any administrative or other proceeding or, to the knowledge of Holdings, any investigation, by or before any Government Authority against or affecting any of the Company Entities relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including but not limited to any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the

Department of Labor, or any other state or federal Government Authority or other labor or employment dispute against or affecting any of the Company Entities or their premises or affiliated individuals not including any workers’ compensation claims, or (c) any application for certification of a collective bargaining agent. The Company Entities have complied in all material respects with all applicable Legal Requirements relating to employment, employment termination, equal employment opportunity, nondiscrimination, nonharassment, nonretaliation, immigration, wages and other compensation, penalties, hours, benefits, workers’ compensation, collective bargaining, the payment of social security and similar taxes, occupational safety and health, lay offs, and plant closings. None of the Company Entities have any liability under WARN or any similar Legal Requirement.
     Section 4.16    Brokers’ or Finders’ Fees. No agent, broker, firm or other Person acting on behalf of any of the Company Entities is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for UBS Securities LLC, whose fees and expenses will be paid as part of the Company and Stockholder Transaction Expenses or by the Sellers.
     Section 4.17    No Material Adverse Effect or Other Changes.
          (a) Since November 27, 2005 until the date hereof, there does not exist and there has not occurred any Material Adverse Effect or any change, event or other occurrence (or discovery of any change, event or other occurrence that occurred before such date) that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
          (b)   Except as set forth on Schedule 4.17(b), since November 27, 2005 until the date hereof, the Company Entities have conducted their businesses in the ordinary course of business consistent with past practice, and none of the Company Entities has:
               (i)   sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of the Company Entities’ assets or properties, or any other material right, except for sale of inventory in the ordinary course of business consistent with past practice;
               (ii)   canceled any debts or waived any claims or rights of substantial value (including but not limited to the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, any of the Company Entities), except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, are not material;
               (iii)   in any other manner, modified, changed or otherwise altered the fundamental nature of the businesses of any of the Company Entities as presently conducted;
               (iv)   settled or compromised any material action, suit, investigation or arbitration or similar proceeding;

               (v)   made any change in any accounting or tax method, principle or practice or any increase in reserves or any revaluation of any assets from those in effect during or with respect to the 2005 fiscal year;
               (vi)   other than in accordance with the Company’s 2005 or 2006 annual budgets, true and complete copies of which were provided to Purchaser prior to the date hereof, made or committed to make capital expenditures in excess of $1,000,000 in the aggregate;
               (vii)   other than the discount offered in the April 2006 price increase described on Schedule 4.17(b), materially accelerated the delivery or sale of products, or offered material discounts or material price protection on the sale of products or paid material premiums on the purchase of raw materials;
               (viii)   made any material change in their selling, distribution, advertising, promotion, terms of sale or collection practices;
               (ix)   hired any employee, except for non-management employees with annual compensation not in excess of $80,000 per employee hired “at will” in the ordinary course of business consistent with past practice;
               (x)   other than in connection with purchases of raw materials and packaging materials or in connection with marketing expenditures in accordance with the marketing plan for 2005 and 2006 provided to Purchaser, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving (x) more than $250,000 or (y) a commitment of one year or more, or otherwise outside the ordinary course of business;
               (xi)   accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Company Entities is a party or by which any of them is bound and that involves more than $250,000 or is otherwise material to the Company Entities, taken as a whole, and no other person has, or has threatened to do so;
               (xii)   made any loan to, or any acquisition of substantially all of the assets of (including by merger or consolidation), any other Person (or series of related loans, and acquisitions);
               (xiii)   other than normal disputes in the ordinary course, delayed or postponed the payment of any accounts payable and other material liabilities or accelerated or accepted the prepayment of any notes payable to any Company Entity or accounts receivable;
               (xiv)   declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or equity interests;
               (xv)   experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its material assets or property;

               (xvi)   made any loan to, or entered into any other transaction with, any of its directors, officers or employees, other than travel and expense advances in the ordinary course of business consistent with past practices;
               (xvii)   granted or paid any increase in the compensation of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practices with respect to non-management personnel;
               (xviii)   adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Plan);
               (xix)   made or rescinded any material express or deemed election relating to Taxes, settled or compromised any material claim, audit or controversy relating to Taxes, entered into any Tax ruling, agreement, contract, or plan, filed any amended Tax Return, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income tax return; or
               (xx)   committed to any of the foregoing.
     Section 4.18    Material Contracts. Schedule 4.18 contains a complete and correct list, of the following agreements, contracts or instruments (other than purchases and sales on a purchase order basis) to which any Company Entity is a party or by which any of the Company Entities or any of their assets is bound (collectively, the “Material Contracts”):
               (i)   all contracts for the employment of any employee of any of the Company Entities or for the services of any consultant or independent contractor; and all contracts that provide for compensation to be paid to any current or former employee, consultant, independent contractor, director or manager, including but not limited to any severance agreements;
               (ii)   all contracts or group of related contracts for the future purchase of materials, supplies or services or the sale of products or services involving a remaining obligation in excess of $250,000;
               (iii)   all co-pack agreements;
               (iv)   all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for borrowed money (including but not limited to those that mortgage, pledge or otherwise place an Encumbrance on any material portion of any of the Company Entities’ assets or properties other than Permitted Encumbrances) and guarantees of obligations for borrowed money or contracts with respect to other Indebtedness;
               (v)   all contracts for capital expenditures in excess of $250,000 each;

               (vi)   all contracts or group of related contracts with distributors, dealers or sales representatives;
               (vii)   all licenses, whether as licensor or licensee, of any Intellectual Property Rights (other than agreements with respect to Non-Material Third-Party IP);
               (viii)   each joint venture, partnership, and other contract (however named) involving a sharing of business, profits, losses, costs, or liabilities by any of the Company Entities with any other Person;
               (ix)   each contract containing covenants that in any way purport to restrict the business activity of any of the Company Entities or to limit the freedom of any of the Company Entities to engage in any line of business or to compete with any Person or to limit the ability of any Company Entity to pay dividends, make loans or advances or transfer assets (“Restricted Contracts”);
               (x)   any agreement that obligates a Company Entity to deal exclusively with or grant exclusive rights to any customer, vendor, supplier, distributor or other party;
               (xi)   each contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
               (xii)   all contracts entered into other than in the ordinary course of business exclusive of those which are (i) terminable on ninety days notice or less without penalty or (ii) subject to remaining payments of $250,000 or less;
               (xiii)   each contract relating to any completed or pending business acquisition, investment or disposition by any of the Company Entities;
               (xiv)   each lease or other contract under which a Company Entity is either (x) the lessee of, or holds or operates any personal property owned by any third party, or (y) the lessor of, or permits any third party to hold or operate any personal property owned by a Company Entity, for which the annual rental exceeds $250,000;
               (xv)   each contract pursuant to which any Company Entity leases, subleases, licenses or otherwise occupies any Real Property or portion thereof;
               (xvi)   all contracts or agreements with Affiliates or Representatives of any Company Entity; and
               (xvii)   all contracts and agreements with respect to the hedging accounts.
          (b)   Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company Entity which is a party thereto and, to the knowledge of Holdings, the other parties thereto, in accordance with its terms except where the failure to be in full force and effect would not be materially adverse to any Company Entity and except where any Material Contract has expired by its terms. The Company Entity that is a party thereto is not in material default or breach, nor to the knowledge of Holdings, has a material default or breach been threatened, under any Material Contract, nor, to the knowledge of Holdings, is any other party thereto in material default or in breach thereunder. Purchaser has been supplied with true and complete copies of all written Material Contracts. No renegotiation materially adverse to any Material Contract has been requested by the other party thereto.
     Section 4.19    Certain Business Relationships. Except as set forth on Schedule 4.19, none of the Sellers and/or their Affiliates, and no director, officer, manager or Affiliate of any Company Entity, has, or since January 1, 2003 has had, any interest in any material asset, tangible or intangible, used in the business of any of the Company Entities or any interest in any agreement, arrangement or relationship with any of the Company Entities. Except as set forth on Schedule 4.19, none of the Sellers and/or their Affiliates, and no director, officer or Affiliate of any Company Entity, owns, or since January 1, 2003 has owned, an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with any of the Company Entities.
     Section 4.20    Suppliers. Schedule 4.20 sets forth a correct list of the top ten suppliers to the Company Entities, taken as a whole, ranked by the dollar amount of total sales of products or services to the Company Entities during the year ended January 1, 2006. Since January 1, 2006 until the date hereof, no supplier listed on Schedule 4.20 has notified any Company Entity that it will stop or decrease the rate of supplying materials, products or services to any Company Entity or has threatened to do the foregoing.
     Section 4.21    Customers. Schedule 4.21 sets forth a correct list of the top ten customers of the Company Entities, taken as a whole (in terms of gross sales) for the year ended January 1, 2006, which list indicates the amount of gross sales attributable to each such customer during such year. Since January 1, 2006 until the date hereof, none of the customers listed on Schedule 4.21 has notified any Company Entity that it intends to terminate or materially alter its relationship with such Company Entity or has threatened to do the foregoing.
     Section 4.22    Distributors. Schedule 4.22 sets forth a correct list of all distributors of the products of the Company Entities. Since January 1, 2006 until the date hereof, none of such distributors has notified any Company Entity that it intends to terminate or materially alter its relationship with such Company Entity or threatened to do the foregoing.
     Section 4.23    Products. Each product manufactured, sold or delivered by the Company Entities is, and at all times has been, in conformity in all material respects with all applicable contractual commitments, Legal Requirements and all express and implied warranties and have not at any time been misbranded or adulterated. None of the Company Entities has any material liability, for replacement, damages or otherwise, as a result of the products manufactured, sold or delivered by the Company Entities, except to the extent of the reserves for inventory reflected in the books and records of the Company Entities. There have been no product recalls relating to products of the Company Entities and there are no such recalls threatened.

     Section 4.24    Absence of Certain Business Practices. None of the Company Entities nor any other Persons acting on behalf of any of them has given or agreed to give, directly or indirectly, any commission, bonus, fee, gift or similar benefit to any governmental employee or other Person who is or may be in a position to help or hinder the business of any Company Entity (or assist any Company Entity in connection with any actual or proposed transaction relating to its business), which would subject any Company Entity to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.
     Section 4.25    Powers of Attorney. Except as set forth on Schedule 4.25, there are no outstanding powers of attorney executed on behalf of any Company Entity.
     Section 4.26    Board Observer. The Childs Observer (as defined in the Stockholders Agreement to which J.W. Childs is a party) has not been provided with access to information on the Company Entities that has not also been provided to the Persons listed in Section 1.3.
     Section 4.27    Entire Representations and Warranties. The representations and warranties in Sections 4.1 through 4.26 hereof constitute all the representations and warranties made by Holdings to Purchaser, and Holdings shall not be deemed to have made to Purchaser any representation or warranty as to any other information, other than as expressly made in Sections 4.1 through 4.26.
ARTICLE V
REPRESENTATIONS OF PURCHASER
     Purchaser represents and warrants to the Sellers and Holdings as follows:
     Section 5.1    Existence and Good Standing of Purchaser; Authorization.
          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.
          (b)   Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Sale and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by it of the Sale and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors, and no other corporate action or proceeding on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation thereby of the Sale and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the Sellers and Holdings, this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be subject to and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

     Section 5.2    Consents and Approvals; No Violation. Except as set forth in Schedule 5.2, assuming that (i) any and all filings required to be made in connection with the transactions contemplated hereby under the HSR Act or any comparable applicable foreign competition or antitrust law, are made and any applicable waiting period thereunder has been terminated or has expired and (ii) the FTC approves the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Sale and the other transactions contemplated hereby:
          (a)   do not and will not violate any provisions of the certificate of incorporation (or similar agreement) or bylaws of Purchaser,
          (b)   do not and will not violate any Legal Requirement or Order to which Purchaser is subject or by which any of its properties or assets is bound,
          (c)   do not and will not require any permit, consent or approval of, or the giving of any notice to, or filing with any Person, and
          (d)   do not and will not result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under or result in the acceleration of, or create in any party the right to accelerate its rights under, modify or terminate any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets is bound, excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings, the absence of which, and violations, breaches, defaults and Encumbrances, the existence of which, would not prevent Purchaser from performing in any material respect its obligations under this Agreement or prevent or establish any materially burdensome condition on the consummation of the Sale and the other transactions contemplated by this Agreement.
     Section 5.3    Investment Intent. Purchaser is acquiring the Stock in good faith solely for its own account with the present intention of holding such Stock for purposes of investment, and Purchaser is not acquiring the Stock with a view to or for the public distribution thereof, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities laws.
     Section 5.4    Available Funds. Purchaser will have on the Closing Date immediate access to sufficient funds to enable it to pay the Preliminary Cash Purchase Price and Escrow Funds and to consummate the transactions contemplated hereby.
     Section 5.5    Brokers’ or Finders’ Fees. No agent, broker, firm or other Person acting on behalf of Purchaser (other than Lehman Brothers Inc., whose fees shall be paid by Purchaser) is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI
CERTAIN AGREEMENTS
     Section 6.1    Conduct of Business of Holdings. During the period from the date hereof to the Closing Date, except as may be first approved in writing by Purchaser or as is otherwise expressly permitted or required by this Agreement or required by applicable Legal Requirements, or as set forth on Schedule 6.1, Holdings will, and will cause the other Company Entities to, (i) conduct their operations in the ordinary course of business, (ii) maintain their respective corporate existence, (iii) use reasonable best efforts to maintain their facilities, equipment and other tangible assets and properties in substantially the same state of repair, order and condition as they were on the date of this Agreement, reasonable wear and tear excepted, (iv) maintain their books and records in accordance with past practice, (v) continue to fund hedging accounts in accordance with all cash calls and not withdraw any amounts from such accounts in excess of required margin levels, (vi) use reasonable best efforts to maintain in full force and effect all material insurance policies and binders, and (vii) reasonable best efforts to manage the new cup product launch consistent with the marketing plan therefore previously provided to Purchaser. Further, during such period, Holdings will, and will cause the other Company Entities to, use their reasonable best efforts to preserve substantially intact the Company Entities’ business organization and preserve in all material respects the Company Entities’ present business relationships and goodwill with their suppliers, customers, distributors, employees and others having a business relationship with them. Further, during the period from the date hereof to the Closing Date, except as may be first approved by Purchaser in writing or as is otherwise expressly permitted or required by this Agreement or required by applicable Legal Requirements, or as set forth on Schedule 6.1, Holdings will not, and will cause the other Company Entities not to:
          (a)   amend their respective certificates of incorporation and bylaws, and in the case of Decatur LLC, its certificate of formation and limited liability company agreement, as in effect on the date hereof;
          (b)   except as required pursuant to the terms of any contract, agreement, plan or arrangement that has been previously disclosed to Purchaser, (i) increase the compensation payable by the Company Entities to, or to become payable by any of the Company Entities to, any of their respective present or former directors, officers, employees or consultants, other than increases to non-management employees in the ordinary course of business consistent with past practice, (ii) grant any severance or termination compensation to any present or former director, officer, employee or consultant of any of the Company Entities, (iii) loan or advance any money or other property to any present or former director, officer, employee or consultant of any of the Company Entities, (iv) grant any equity based awards or (v) except as required by this Agreement, adopt any new Plan, accelerate the vesting exercise of any benefits under, or otherwise amend, any Plan or any option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of any of the independent contractors, employees, officers, directors or consultants of any of the Company Entities, provided, however, that the Company Entities shall pay accrued employee bonuses through the Closing Date, on a pro rated basis based on the achievement of the annual performance targets, under the Company Entities’ Executive Incentive Plan, Sales Incentive Plan, Marketing Incentive Plan and Decatur Plant Incentive Plan in accordance with the terms of those plans either from the Company Entities cash prior to Closing or as a reduction of the Preliminary Cash Purchase Price;

          (c)   (i) terminate, assign or materially amend any Material Contract, (ii) waive, release, relinquish or assign any of the material rights of any of the Company Entities under any Material Contract, or (iii) other than (x) commodity hedging arrangements entered into in the ordinary course of business consistent with past practice, (y) contracts entered into the ordinary course of business for the purchase of materials, supplies or services or the sale of products or services not in excess of $250,000, or (z) contracts entered into in the ordinary course of business which are terminable on 90 days notice or less or are not in excess of $250,000 (but, in the case of (x), (y) or (z), not any Restricted Contracts), enter into any new agreement, contract or instrument to which any of the Company Entities would be a party or by which any of the Company Entities or any of their respective assets or properties would be bound that, if existing on the date hereof, would be a Material Contract;
          (d)   other than issuances of shares of Common Stock pursuant to the exercise of Options outstanding on the date hereof, authorize, issue, split, combine, reclassify, recapitalize, redeem, repurchase, transfer or sell any shares of their respective capital stock or any other securities, or authorize, issue, split, combine, reclassify, recapitalize, redeem, repurchase, transfer or sell any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the authorization, issuance, split, combination, reclassification, recapitalization, redemption, repurchase, transfer or sale of, any shares of their respective capital stock or any other securities;
          (e)   acquire (whether by merger, consolidation, recapitalization or otherwise) any capital stock or any other equity or ownership interest in, or a substantial portion of the assets of, any Person or any division or business thereof, or otherwise acquire any assets (other than inventory in the ordinary course of business consistent with past practice);
          (f)   sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of any of the Company Entities’ assets or properties, or any other material right, except for sales of inventory in the ordinary course of business consistent with past practice;
          (g)   cancel any debts or waive any claims or rights of substantial value (including but not limited to the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, any of the Company Entities), except for cancellations made or waivers granted in the ordinary course of business;
          (h)   in any other manner, modify, change or otherwise alter the fundamental nature of the businesses of any of the Company Entities as presently conducted;
          (i)   (i) mortgage, pledge or otherwise subject to any Encumbrance, other than a Permitted Encumbrance, any of their properties or assets or (ii) suffer to exist any such Encumbrance other than a Permitted Encumbrance or an Encumbrance set forth on Schedule 4.7(a) as in effect on the date hereof;

          (j)   settle or compromise any material action, suit, investigation or arbitration or similar proceeding;
          (k)   make any change in any accounting method, principle or practice other than those required by GAAP;
          (l)   make or change any election relating to Taxes, adopt or change any Tax accounting method, file any amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim, enter into any closing agreement relating to Taxes or settle or consent to any claim or assessment relating to Taxes (other than settlements that are not material);
          (m)   make any commitments for capital expenditures in excess of $250,000 or, for expenditures in accordance with the Company’s 2006 annual budget provided to Purchaser prior to the date hereof, make capital expenditures in excess of $500,000;
          (n)   other than the discount offered in the April 2006 price increase described on Schedule 4.17, materially accelerate the delivery or sale of products, or offer material discounts or material price protection on the sale of products or pay material premiums on the purchase of raw materials, except in the ordinary course of business;
          (o)   make any material change in their selling, distribution, advertising, promotion, terms of sale or collection practices, except in the ordinary course of business;
          (p)   hire any employee, except for non-management employees with annual compensation in excess of $80,000 per employee hired “at will” in the ordinary course of business consistent with past practice;
          (q)   make any loans to any other Person;
          (r)   other than normal disputes in the ordinary course, delay or postpone the payment of any accounts payable and other material liabilities or accelerate or accept the prepayment of any notes payable to any Company Entity or accounts receivable;
          (s)   other than cash distributions in accordance with Section 2.2(d), declare set aside, or pay any dividend or made any distribution with respect to its capital stock or equity interests or redeem, purchase, or otherwise acquire any of its capital stock or equity interests; or
          (t)   agree, whether or not in writing, to do any of the foregoing.
     Section 6.2    Review of the Company Entities; Access to Properties and Records. Holdings will, and will cause the other Company Entities to, permit Purchaser and its appropriate Representatives to have reasonable access, prior to the Closing Date, to the properties and to the books and records of the Company Entities and the employees of the Company Entities during normal working hours and upon reasonable notice, to familiarize itself with the Company Entities’ properties, business and operating and financial condition; provided, however, that (i) it has been determined by Purchaser that such information or access is reasonably necessary for Purchaser to complete the transactions contemplated by this Agreement, (ii) Purchaser and such

Representatives shall not disrupt the personnel and operations of the Company Entities, (iii) such access would not reasonably be expected to violate any attorney-client privilege of any Company Entity or their Affiliates without the consent of the beneficiary thereof, or violate any applicable Legal Requirement and (iv) such access would not reasonably be expected to breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof, whether such duty arises contractually, statutorily or otherwise. Purchaser hereby acknowledges that Purchaser has entered into a letter agreement with the Company, dated January 3, 2006 which sets forth certain obligations of Purchaser regarding, among other things, confidential treatment of certain information of the Company Entities (the “Confidentiality Agreement”), and Purchaser hereby confirms that it has heretofore complied with, and will continue until the Closing to comply with, the terms, conditions and restrictions thereunder, and that any and all information obtained during any review of the Company Entities contemplated by this Section 6.2 or otherwise performed by Purchaser after the date hereof and prior to Closing will be subject to the terms of the Confidentiality Agreement as “Confidential Information” thereunder (unless specifically exempted from such definition thereunder). Upon the Closing, the Confidentiality Agreement shall terminate in all respects.
     Section 6.3    Reasonable Best Efforts; HSR Act Matters; Governmental Approvals.
          (a)   Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary waivers, consents and approvals from the Government Authorities, the expiration of all applicable waiting periods from Government Authorities, and the making of all necessary registrations and filings with and notices to, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Government Authority, (ii) the obtaining of all necessary consents, approvals or waivers from, or providing any necessary notices to, any Persons other than Government Authorities, (iii) the causing of the conditions set forth in Article VII and Article VIII to be satisfied and (iv) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative (other than antitrust proceedings by a Government Authority), challenging this Agreement or the consummation of the transactions contemplated hereby. Purchaser shall have the right to approve (which approval shall not be unreasonably withheld or delayed) the form of consent and transmittal letter used to transmit any necessary third party consent. Neither Purchaser nor Sellers shall be obligated to give any consideration or assume any liability in connection with obtaining any necessary third party consent. The Company Entities shall not consent to any modification or amendment of any material term of a contract to obtain a required third party consent without the prior written consent of Purchaser. Prior to Closing, the Company Entities and the Stockholders Representative shall cooperate to facilitate the transfer of control of any Company Entity bank or other accounts to Purchaser effective as of the Closing.
          (b)   Without limiting the generality of Section 6.3(a) hereof, the parties shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act or any comparable applicable foreign competition or antitrust law, within ten Business Days following the date of this Agreement, and shall as promptly as practicable use their reasonable best efforts to (i) prepare and furnish all necessary information and documentation and make presentations to the FTC or other applicable governmental authority to demonstrate to the FTC or other applicable governmental authority that Purchaser is an acceptable purchaser of Holdings and that Purchaser will effectively compete in the marketplace and (ii) otherwise do whatever is necessary, proper or advisable to assist and cooperate with each other in obtaining from the FTC or other applicable governmental authority approval of the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement, as required by the FTC Order dated February 4, 2002 (the “FTC Order”). The parties shall respond as promptly as practicable to (i) any inquiries or requests received from the FTC or the Department of Justice or other applicable governmental authority for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Government Authority in connection with antitrust or related matters. Each party shall keep the other parties apprised of the status of any inquiries made of it or its Affiliates by the FTC or any other Governmental Entities, including their respective staffs, with respect to this Agreement (or any part hereof) and the transactions contemplated by this Agreement and, to the extent possible, permit counsel for the other parties to attend any meetings between it (including its counsel) and the FTC or other Governmental Entity and communicate with the other parties in advance of any communications or correspondence with the FTC or other Governmental Entities. Each of the parties shall (i) give the other parties prompt notice of the commencement or threat of commencement of any legal proceeding by or before any court or Government Authority with respect to the Sale or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such legal proceeding or threat, and (iii) promptly inform the other parties of any communication to or from the FTC, the Department of Justice or any other Government Authority regarding the Sale. Notwithstanding any other provision of this Agreement, nothing shall require Purchaser to (i) commence any litigation against any entity in order to facilitate the consummation of any of the transactions contemplated hereby or (ii) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company Entities, and their respective assets, business or products, or any portion thereof, or any of Purchaser’s or its Affiliates’ other assets, businesses, products or subsidiaries. Without limiting the generality of the foregoing, if requested by the FTC, Purchaser shall agree that the FTC shall have the right to approve any future sale or other conveyance of Holdings or the Company, or the assets or business of the Company, provided, that, the terms, conditions or qualifications imposed upon a subsequent sale of the Company by Purchaser by the FTC are not more burdensome than the terms, conditions and qualifications imposed under Paragraph (VI) by the FTC Order, and which shall expire no later than February 4, 2007.
     Section 6.4    Public Disclosure or Communications. From and after the date of this Agreement, except to the extent required by applicable Legal Requirements, Purchaser, Holdings and the Sellers shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the Sale or the other transactions contemplated by this Agreement without the prior written consent of the other, and, in the event any such public announcement, press release or disclosure is required by applicable Legal Requirements, the parties will consult prior to the making thereof to the extent reasonably practicable. Between the date of this Agreement and the Closing Date, Purchaser and its Representatives may, subject to compliance with Legal Requirements, communicate with customers, suppliers or employees of the Company Entities or any other Person with whom the Company Entities maintain a similar business or commercial relationship, with respect to the Sale or the other transactions contemplated by this Agreement or with respect to the business or operations of the Company Entities, with the prior consent of the Company Entities, which shall not be unreasonably withheld or delayed.
     Section 6.5    Employee Benefits.
          (a)   Except with respect to severance benefits that Purchaser shall provide solely pursuant to Section 6.5(c), for a period of one year after the Closing Date, Purchaser or an Affiliate of Purchaser shall provide the employees of the Company Entities who are employed by any of the Company Entities immediately prior to the Closing Date (the “Affected Employees”) with employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser and its Affiliates generally; provided that nothing herein shall be construed to require any Company Entity, the Purchaser or any Affiliate of the Purchaser to continue the employment of any employee of any of the Company Entities for any period subsequent to Closing. For purposes of eligibility and vesting, and purposes of accrual and seniority (with respect only to vacation, severance or paid time-off plans or programs), Purchaser will credit and will cause each employee benefit plan sponsored by Purchaser that is made available to any Affected Employee (a “Purchaser Plan”) to credit each Affected Employee with the number of months and years of service credited such employee under a corresponding Plan as of the Closing Date. Any Purchaser Plan which is a health or medical plan shall (i) recognize expenses and claims incurred by an Affected Employee in the year in which the Closing Date occurs and recognized by a similar Plan, solely for the purpose of computing deductible amounts, co-payments or other limitations on coverage under such plan, and (ii) provide coverage for any pre-existing health condition of an Affected Employee or the dependents thereof to the same extent provided by the corresponding Plan under which such Affected Employee or dependent was covered immediately prior to the Closing Date. At the Closing, no Affected Employee has the right to more than six months severance under the Severance Plan, as amended.
          (b)   Effective no later than the day immediately prior to the Closing Date but contingent upon the Closing, the applicable Company Entity shall terminate all and any Plans which are intended to include a Code Section 401(k) arrangement (the “401(k) Plans”) and all other Plans (other than the severance plan set forth on Schedule 4.12(a) (the “Severance Plan”)) which Purchaser identifies to the Stockholders Representative or Holdings a reasonable period prior to the Closing Date. The Stockholders Representative and Holdings shall provide Purchaser with evidence that the 401(k) Plans and such other Plans identified by Purchaser have been so terminated in accordance with their respective terms. The applicable Company Entity shall take such actions in furtherance of terminating the 401(k) Plans and such other Plans as Purchaser shall reasonably require.
          (c)   Effective no later than the day immediately prior to the Closing Date but contingent upon the Closing, the applicable Company Entity shall amend the Severance Plan in a manner satisfactory to Purchaser so as to provide (i) that such Severance Plan shall supersede any Plan or policy providing for the payment of severance, separation or salary continuation pay or continued benefits following termination of employment; (ii) that any payments to a former employee under the Severance Plan shall be reduced by the amount of any severance, separation or salary continuation pay or continuing post-termination benefits received by such employee from any Company Entity, the Purchaser or any of its Affiliates, other than pursuant to the group health plan continuation coverage provisions of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state law; (iii) that any wages, pay in lieu of notice or other amount received by a participant pursuant to the provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state law, shall reduce the amount of severance payable under the Severance Plan; (iv) for compliance with Section 409A of the Code; and (v) that participation under the Severance Plan following the Closing shall be limited to employees of the Company Entities who were employed immediately prior to the Closing. Prior to Closing, the Stockholders Representative and Holdings shall provide Purchaser with evidence that the Severance Plan has been so amended and shall take such action in furtherance thereof as Purchaser shall reasonably require. The Purchaser shall keep the Severance Plan, as so amended, in effect with respect to all of the Affected Employees for the two year period commencing with the Closing and shall not amend the Severance Plan during such period to reduce any amounts payable thereunder.
     Section 6.6    Post-Closing Tax Matters.
          (a)   After filing of the federal and all applicable state income Tax Returns for the Pre-Closing Tax Period, and the determination of any amounts to be distributed to the Optionholders under the Escrow Agreement if the amount of the Preliminary Income Tax Adjustment exceeds the amount of the Income Tax Adjustment (as calculated using the Option Tax Benefit, the Available Income Tax Refunds and Available Net Operating Loss Carryover, all as calculated pursuant to such Tax Returns and taking into account any reduction in the amount of payments to the Optionholders resulting from claims under this Agreement and the Escrow Agreement), then Purchaser will pay to the Escrow Account the amount of such excess in cash by wire transfer or immediately available funds, within ten days after such calculation, together with interest at the rate of 6% per annum from the Closing Date to the date of payment. If the amount of Income Tax Adjustment exceeds the amount of Preliminary Income Tax Adjustment, then Sellers or Stockholders Representative will pay to Purchaser the amount of such shortfall in cash by wire transfer of immediately available funds (to an account specified in writing by Purchaser) within ten days after such calculation, together with interest at the rate of 6% per annum from the Closing Date to the date of payment. Any payment required pursuant to this paragraph will be considered an adjustment to the Purchase Price. After filing such Tax Returns, one or more interim calculations of the Income Tax Adjustment shall be made, taking into account the Option Tax Benefit, the Excess Tax Refund, the Available Income Tax Refunds and Available Net Operating Loss Carryover based upon such Tax Returns and payments and then pending claims under the Escrow Agreement which would affect distributions of Escrow Funds to Optionholders, and payment shall be made hereunder based upon each such interim calculation within 10 days of such interim calculation. Notwithstanding Section 6.6(i), interim calculations and payments under this Section 6.6(a) shall continue after August 1, 2007 until the final distribution to Optionholders of Escrow Funds and the final Income Tax Adjustment is calculated and payment under this Section 6.6(a) is made.

          (b)   Sellers shall indemnify the Purchaser and each of the Company Entities and hold them harmless from and against (i) all Taxes, to the extent such Taxes are neither reflected in the Final Working Capital Statement nor paid on or prior to the Closing, of each of the Company Entities for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (as defined below) that includes (but does not end on) the Closing Date (each such taxable period or partial period, a “Pre-Closing Tax Period”), (ii) all Taxes of the Company Entities, Purchaser or Affiliates thereof, to the extent such income Taxes result from a reduction in the Available Net Operating Loss Carryover because of any adjustment to the federal or state income Tax Returns of the Company Entities for the Pre-Closing Tax Period and any prior taxable period after the filing thereof and (iii) any liability of the Company Entities for the Taxes of another Person (other than the Company Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Legal Requirements), as a transferee or successor, by contract or otherwise. Sellers shall reimburse the Purchaser for any Taxes which are the responsibility of Sellers pursuant to this Section 6.6(b) no later than five (5) business days prior to payment of such Taxes by the Purchaser or any of the Company Entities.
          (c)   The Purchaser and the Stockholders Representative will, if necessary and to the extent permitted by Legal Requirements, cause elections to be filed with the relevant Governmental Authorities to treat the taxable years of each of the Company Entities as terminated on the Closing Date. Nevertheless, whenever it is necessary under this Agreement to determine the liability for Taxes of any of the Company Entities for a taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of such Taxes for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date; provided, however, that real and personal property Taxes and similar Taxes will be apportioned between such taxable periods on a daily basis.
          (d)   Except as otherwise provided in this Agreement, or as required by applicable Legal Requirements, Purchaser shall not permit the Company Entities (and their respective Affiliates) to (i) amend any Tax Return filed by any of the Company Entities (or their respective Affiliates) prior to the Closing Date or (ii) take any action after the Closing Date with respect to such Tax Returns, if the effect of such amendment or action would increase the Sellers’ liability for Taxes or payment obligation to Purchaser under this Section 6.6 without prior written consent of the Stockholders Representative (which shall not be unreasonably withheld or delayed).
          (e)   For any Pre-Closing Tax Period and any prior Tax period for which Tax Returns have not been filed at Closing of each of the Company Entities, Purchaser shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate Government Authority all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Purchaser shall deliver, at least 30 days prior to the due date for filing such Tax Returns (including extension), to the Stockholders Representative copies of such Tax Returns. The Stockholders Representative shall have the right to review such Tax Returns prior to the filing of such Tax Returns and, within ten days after the date of receipt by the Stockholders Representative of any such Tax Returns, to request in writing any reasonable changes to such Tax Returns. The Stockholders Representative and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and mutually to consent to the filing as promptly as possible of such Tax Returns. In the event the parties are unable to resolve any dispute within ten days after Purchaser has received the Stockholders Representative’s written request for changes, then any disputed issues shall be immediately submitted to an Accountant selected pursuant to the procedure set forth in Section 2.2(c)(iv) to resolve in a final binding matter prior to the due date for such Tax Returns. The fees and expenses of the Accountant shall be shared equally between Sellers and Purchaser; provided that Seller’s share of such fees and expenses shall be paid out of the Escrow Funds. Fees for preparation of Tax Returns described in this paragraph Section 6.6(e) shall be borne by Purchaser.
          (f)   This Section 6.6(f) shall apply to all claims, audits, examinations and other proposed changes or adjustments by any Government Authority concerning any Taxes for which the Sellers are or may be liable, in whole or in part, pursuant to this Agreement (each a “Tax Claim”). With respect to any Tax Claim, the Stockholders Representative may, at its option and Sellers’ expense, control the defense and settlement of such Tax Claim; provided, however, that the Stockholders Representative shall not consent to any settlement, compromise or resolution of such Tax Claim without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if such resolution affects the computation of any item of income, expense, deduction, taxable income, credit or Tax Liability for any period ending after the Closing Date. Purchaser agrees to cooperate with the Stockholders Representative in pursuing such Claim. The Stockholders Representative shall use reasonable efforts to keep Purchaser informed of all material developments and event relating to such Tax Claim and Purchaser shall have the right, at its own expense, to observe (but not to control) the conduct of any Tax Claim. If Sellers do not elect their option to control the defense of any Tax Claim, Sellers shall indemnify and hold harmless the Company Entities and the Purchaser for any reasonable third party costs and expenses, including legal and accounting fees and costs, with respect to the defense of such Tax Claim.
          (g)   Sellers, Purchaser and each of Company Entities shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any Tax Claim.
          (h)   Purchaser shall pay the amount of any Excess Tax Refund to the Stockholders Representative on behalf of the Sellers within five (5) days of receiving the amount of any Excess Tax Refund from a Government Authority.
          (i)   All of Sellers’ indemnification and reimbursement obligations under this Section 6.6 shall be satisfied by giving a Claim Notice to the Stockholders Representative prior to August 1, 2007 (subject to the last sentence of Section 6.6(a)), and receiving payment from and only to the extent of the Escrow Funds. However, claims made pursuant to this Section 6.6 are not subject to any other limitations under Article X unless Section 6.6 claims are specifically referenced and limited in a provision of Article X.

     Section 6.7    Further Assurances. From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.
     Section 6.8    No Transfers; Structured Cooperation. Prior to the Closing, each Seller shall not sell, transfer, assign, pledge, hypothecate, donate or otherwise dispose of any Stock to any Person without the prior written consent of Purchaser; provided that, notwithstanding anything to the contrary, and together with such consent, all such Persons in such sale, transfer, assignment, pledge, hypothecation, donation or other disposal must agree in writing to be bound by the terms of this Agreement and such other terms as Purchaser may reasonably request. Any purported sale, transfer, assignment, pledge, hypothecation, donation or other disposal of any Stock in violation of this Agreement shall be null and void. To the extent reasonably requested by Purchaser, if necessary to ensure that all equity of Holdings is purchased in connection with the transactions contemplated hereby, the parties will execute such agreements and take such actions as may be necessary to convert this Agreement from a stock sale to a reverse triangular merger; provided that no such change in structure shall (a) alter or change the amount, kind, timing, tax treatment of payment of the consideration hereunder, (b) expand or otherwise adversely affect the obligations of, or diminish the rights of, the Sellers or Holdings hereunder or (c) materially impede or delay the consummation of the transactions pursuant hereto.
     Section 6.9    Termination and Amendment of Stockholders Agreements. Each Seller party thereto and Holdings agree that if and when the Closing occurs, (i) the Stockholders Agreements shall terminate in all respects automatically and shall be of no further force and effect on and after the Closing, (ii) all claims existing in respect of, or arising in connection with, the Stockholders Agreements shall be deemed waived and shall terminate in all respects automatically and (iii) all contracts, agreements or arrangements (other than this Agreement) between any of the Company Entities, on the one hand, and any Seller or controlled Affiliate of Seller, on the other hand, shall be terminated effective as of and conditioned on the Closing and each such Seller or controlled Affiliate shall execute and deliver any further documentation reasonably requested by Purchaser to give effect to or evidence the foregoing. Each Seller party to the Stockholders Agreements agrees that the entering into this Agreement and consummation of the transactions pursuant hereto does not violate the Stockholders Agreements. Each Seller that is a holder of Preferred Stock waives any rights to notice or redemption of its Preferred Stock and any rights to receive warrants under Holdings Certificate of Designation in connection with the transaction contemplated by this Agreement.
     Section 6.10    Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, each Seller shall not take or permit any Affiliate thereof or other Person on its behalf to take, and the Company Entities shall not take, or permit any Affiliate thereof or other Person on their behalf to take, any action to encourage, initiate, continue or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its Representatives) or enter into any agreement or negotiations concerning any purchase, transfer or other disposition of the Stock or any other securities of the Company Entities, any merger or other business combination, financing or reorganization involving any of the Company Entities, any sale of all or a material portion of the assets of any of the Company Entities or any similar transaction involving any of the Company Entities (other than inventory sold in the ordinary course of business in compliance with Section 6.1) (a “Potential Transaction”). Holding and Sellers confirm that any discussions or negotiations regarding a Potential Transaction have been terminated.
     Section 6.11    Credit Agreement and Indebtedness. Holdings shall obtain for the Closing, in form and substance reasonably satisfactory to Purchaser, and dated as of the Closing Date payoff letters and documents evidencing the payment in full of all outstanding amounts owed under, and the termination of, the Credit Agreement, and all other Indebtedness, if any.
     Section 6.12    Employees. Within the 90 day period following the Closing Date, Purchaser shall cause the Company Entities to comply with the requirements of the Worker Adjustment and Retraining Notification Act (“WARN”) or any comparable applicable Legal Requirement. This covenant shall in no way alter the Sellers’ indemnification obligations under Section 10.2(a)(iii).
     Section 6.13    Directors’ and Officers’ Indemnification and Insurance.
          (a)   The Certificate of Incorporation of Holdings and the Company, following the Closing Date shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the Certificate of Incorporation, of Holdings and the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Closing Date were directors or employees of the Company Entities. Any successor to Holding shall assume the obligations of Holding to provide indemnification to its officers and directors for claims arising from facts and events occurring prior to the Closing Date in accordance with the provisions contained in Holding’s certificate of incorporation as in effect on the date hereof. Purchaser will obtain, at Purchaser’s expense, at the Closing Date “tail” or “runoff” insurance policies with a claims period of at least six years from the Closing Date with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the existing policies of Holdings and the Company in effect at the Closing Date, for claims arising from facts or events that occurred prior to the Closing Date and the Company Entities will reasonably cooperate in such efforts; provided that Purchaser shall not be obligated to spend more than $100,000 to obtain such insurance.
     Section 6.14    Updating. No later than five (5) Business Days prior to the Closing, Holdings may amend the Disclosure Schedules to Article IV (once only) in order to add, delete or revise any information in such Disclosure Schedules necessary as a result of events occurring after the date of this Agreement in order to make each representation and warranty of Holdings set forth in Article IV true and correct; provided, that any such addition, deletion or revision shall not be taken into account for purposes of determining whether the conditions precedent set forth in Article VII are satisfied; and provided, further, that if such addition, deletion or revision discloses any event, condition or state of facts that, individually or in the aggregate, would not result in a failure of any condition precedent set forth in Section 7.1 or 7.3, such addition, deletion or revision shall not be taken into account for purposes of indemnification set forth in

Article X. If such addition, deletion or revision discloses any event, condition or state of facts that, individually or in the aggregate, would result in the failure of any condition precedent set forth in Section 7.1 or 7.3, Purchaser may, at its option, cause this Agreement to be terminated by giving written notice to the Stockholders Representative upon the earlier of: (a) a date within five (5) days after receipt of the amended Disclosure Schedule and (b) the Closing Date. If Purchaser does not give such written notice, and the Closing occurs, this Agreement shall be deemed to have been amended (including for purposes of indemnification set forth in Article X) by substituting the amended Schedule for the original or prior Schedule if, and only if, Holdings confirms in such Disclosure Schedule amendment that Purchaser has the right to terminate this Agreement under Section 7.1 or 7.3, and in the absence of such confirmation all such additions, deletions or revisions shall not be taken into account for purposes of indemnification set forth in Article X. In addition to the foregoing, Holdings shall be permitted to amend Schedules 4.9(a), 4.9(d), 4.11(b), 4.12(a), 4.13 and 4.18 from time to time to reflect events occurring after the date of this Agreement if such event was approved by Purchaser under Section 6.1, or was otherwise expressly authorized by and is in compliance with Section 6.1 of this Agreement and such amendments shall be substituted for the amended Schedules for the original or preliminary Schedules for all purposes of this Agreement.
     Section 6.15    Nonsolicitation; Confidentiality.
          (a)   Nonsolicitation. Meow Holdings will not, and will cause its subsidiaries not to, for a period of two years following the Closing Date, without the prior written approval of Purchaser, directly or indirectly, recruit or solicit for employment any person who is an employee of any Company Entity at the Closing Date; provided, however, that the foregoing provision will not restrict or preclude Meow Holdings’ right to (i) make generalized searches for employees by use of advertisements in any medium, (ii) engage search firms, so long as search firms are not instructed by Meow Holdings to target employees of any Company Entity or (iii) solicit individuals (x) who have been terminated by the Company or (y) who have not been employed by any Company Entity during the six months preceding any action by Meow Holdings. Purchaser hereby agrees that this covenant in Section 6.15 shall not apply to any portfolio company in which Meow Holdings holds an interest, whether or not such company is a subsidiary.
          (b)   Confidentiality. After Closing, each Seller shall treat and hold as confidential any information concerning the business and affairs of the Company Entities that is not already generally available to the public (the “Company Information”), refrain from using any of the Company Information and deliver promptly to Purchaser all tangible embodiments (and all copies) of the Company Information which are in its possession or under its control. If any Seller is required to disclose any Company Information in order to avoid violating any applicable law, such Seller will provide Purchaser with prompt notice of such requirement. To the extent legally permissible and at Purchaser’s expense, such Seller shall provide Purchaser, in advance of any such disclosure, with copies of any Company Information such Seller intends to disclose (and, if applicable, the text of the disclosure language itself) and shall cooperate with Purchaser to the extent Purchaser may seek to limit such disclosure. If in the absence of a protective order or the receipt of a waiver from Purchaser after a request in writing therefore is made by such Seller, and after complying with the foregoing, such Seller is, on the advice of counsel required by applicable law or legal process to disclose Company Information, such Seller may do so; provided that such Seller shall disclose only such portion of the Company Information as its legal counsel so advises such Seller that it is required to disclose.

          (c)   Equitable Relief; Jurisdiction. Sellers acknowledge and agree that Purchaser would be irreparably harmed by any violation of the covenants set forth in this Section 6.15 and that, in addition to all other rights and remedies available to Purchaser at law or in equity, Purchaser will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation in any court of competent jurisdiction notwithstanding Section 11.2(b). This Section 6.15 shall not be subject to Article X of this Agreement and Purchaser shall be entitled to enforce this Section 6.15 without reference to any terms, conditions, procedures, or limitations of Article X of this Agreement.
     Section 6.16    Delivery of Financial Statements. Holdings will, at its cost and expense, deliver to Purchaser (i) on the earlier of three days after receipt thereof and March 31, 2006, an audit of the January 1, 2006 consolidated balance sheet and related consolidated statements of income, changes in stockholders equity and cash flows of the Company Entities (the “Fiscal 2005 Private Company Audited Financial Statements”), (ii) no later than three Business Days prior to the Closing, (A) an audit of the January 1, 2006 consolidated balance sheet, and related consolidated statements of income, changes in stockholders equity and cash flows of the Company Entities, prepared in accordance with GAAP and Regulation S-X (the “S-X Audited Financial Statements”), (B) an unaudited consolidated balance sheet, as of March 31, 2005 and related consolidated statements of income of the Company Entities for the 12-month period then ended prepared in accordance with GAAP, in all material respects, and to the knowledge of Holdings Regulation S-X, (C) unaudited consolidated statements of income of the Company Entities for the nine-month period ended January 1, 2006 prepared in accordance with GAAP, and to the knowledge of Holdings, Regulation S-X (clauses B and C, the “Pro Forma Period Financial Statements”), and (D) a reconciliation showing all adjustments made to convert the Fiscal 2005 Private Company Audited Financial Statements to the S-X Audited Financial Statements. Purchaser will pay any fees and expenses of Holdings’ auditors in connection with the audit of the S-X Audited Financial Statements. The Pro Forma Period Financial Statements will reflect the same types of adjustments as the adjustments used to convert the Fiscal 2005 Private Company Audited Financial Statements to the S-X Audited Financial Statements. Prior to the Closing, Holdings will also deliver monthly financial statements for all months after January 1, 2006 and ending thirty (30) days prior to Closing (the “Interim 2006 Financial Statements”) prepared in accordance with GAAP (except as set forth on Schedule 4.5(a)(i)) within thirty (30) days after the end of each month. Purchaser and its Representatives shall have the right to review the work papers, schedules and other documents and information prepared or reviewed by Holdings accountants in connection with the Fiscal 2005 Audited Financial Statements and the Interim 2006 Financial Statements and to communicate with the persons conducting such preparation or review during normal business hours and so long as such access does not disrupt the personnel and operations of the Company Entities. Holdings will also promptly prepare and deliver such other financial statements and information as Purchaser shall reasonably request.

     Section 6.17    Releases (a) From and after the Closing, each of the Sellers for and on behalf of itself and its controlled Affiliates (each a “Releasing Party” and collectively the “Releasing Parties”) fully and unconditionally releases and discharges each Company Entity (collectively, the “Releasees”) from any and all claims, demands, agreements, contracts, covenants, torts, suits, causes of action, liens, debts, obligations and liabilities of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which any of such Releasing Parties now has, has ever had or may hereafter have (individually, a “Seller Claim”, and collectively, “Seller Claims”) against any of the Releasees arising or based on facts occurring prior to the Closing Date, and whether or not relating to Seller Claims pending on or asserted after the Closing Date; provided, however, that nothing contained herein shall affect the rights of the Sellers to enforce this Agreement or the Escrow Agreement or the matters set forth on Schedule 6.17 with respect to certain employee matters.
          (b) From and after the Closing, each of the Sellers, on behalf of itself and each of its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any matter purported to be released hereby. Each of the Sellers understands and acknowledges that the release contained in this Section 6.17 applies to and includes any and all Seller Claims whether known or unknown. Each Seller, on behalf of itself and each of its controlled Affiliates, represents and warrants that it has not assigned or transferred any interest in any Seller Claim.
     Section 6.18    Potential 280G Benefit Prior to the Closing Date, Holdings shall: (i) use its commercially reasonable efforts to secure from each of the Persons who has a right to any severance payments, accelerated vesting and payment of Options and other payments listed in Schedule 4.12(f), which would be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Benefits”), a waiver of such Person’s rights to some or all of such Potential 280G Benefits (the “Waived Benefits”) so that all remaining Potential 280G Benefits applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code; (ii) seek approval of its shareholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 (the “Shareholder Approval”) of (x) the Waived Benefits, and (y) any other Potential 280G Benefits that do not constitute a binding obligation of the Company Entities as of the date hereof (the “New Benefits”); (iii) deliver to Purchaser, prior to seeking such Shareholder Approval, drafts of such Shareholder Approval, for Purchaser review and comment, in order to ensure Purchaser is reasonably satisfied that the Shareholder Approval of the Waived Benefits and New Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1; and (iv) with respect to (A) the Waived Benefits, if any, for which a waiver described in clause (i) was obtained, and (B) New Benefits, in each case, but for which Shareholder Approval was not obtained, not to pay such Waived Benefits or New Benefits
     Section 6.19    Termination of Agreement. Effective as of the Closing Date, the Company Entities shall have terminated the Cattery Agreement with Songkla Canning Public Company Limited, dated as of December 2005 (the “Cattery Agreement”) on terms reasonably satisfactory to Purchaser. All costs and expenses relating to the termination of the transactions contemplated by the Cattery Agreement shall be paid by the Company Entities prior to Closing; provided that Purchaser will bear the cost of severance for the manager/consultant in connection with the Cattery Agreement, in an amount equal to $150,000.

     Section 6.20    Termination of Options. Effective immediately prior to the Closing Date, Holdings shall have taken all actions necessary to cause all Options or other rights to purchase equity of Holdings to be terminated or cancelled with no continuing obligation or liability to any Company Entities.
     Section 6.21    Bank Accounts. At least five (5) days before Closing, Holdings will provide Purchaser with a schedule setting forth the name, address, and contact person of each bank or other financial institution in which a Company Entity has an account or safe deposit box, the account number, account name and type of account and the names of all Persons authorized to draw thereon or have access thereto.
     Section 6.22    Intellectual Property Recordation. Prior to the Closing Date, Holdings shall make all necessary filings with the applicable Government Authorities (i) so that the Company Entities will appear in their records as owner of all registrations and applications in the owned Company Intellectual Property Rights; and (ii) to release all Encumbrances recorded there against any registrations or applications in the owned Company Intellectual Property Rights.
     Section 6.23    Preferred Stock. Each holder of Preferred Stock hereby consents and agrees that the Certificate of Designations with respect to the Preferred Stock shall be amended by Holdings immediately prior to the Closing to eliminate Section 6 thereof, and each such holder authorizes Holdings to make such filings and take such other steps to give effect to the foregoing. ARTICLE VII
CONDITIONS TO PURCHASER’S OBLIGATIONS
     The purchase of the shares of Stock set forth on Schedule I hereto and the consummation of the other transactions contemplated hereby by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver by Purchaser, at or prior to the consummation of the Sale, of the following conditions:
     Section 7.1    Truth of Representations and Warranties. The representations and warranties of the Sellers and Holdings contained in this Agreement shall be true and correct in all respects on and as of the Closing Date (determined without giving effect to materiality qualifiers, including Material Adverse Effect), as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct in all respects on and as of such specified date (determined without giving effect to materiality qualifiers, including Material Adverse Effect, except with respect to Section 4.17(a)), and the cumulative effect of all inaccuracies in such representations and warranties (determined without giving effect to materiality qualifiers, including Material Adverse Effect) would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties of the Sellers set forth in Sections 3.1 (Ownership of Stock) and 3.2 (Authorization), and the representations and warranties of Holdings set forth in Sections 4.1 (Authorization), 4.2 (Capital Stock) and Section 4.5(a) (Financial Statements), shall be true and correct in all respects on and as of the Closing

Date, with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).
     Section 7.2    Performance of Agreements. Each of the covenants and agreements of Holdings to be performed or complied with by it at or prior to the Closing Date pursuant to the terms hereof, shall have been performed or complied with in all material respects.
     Section 7.3    No Material Adverse Effect. Since November 27, 2005, there shall not have been any change, event, circumstance or effect that has resulted in or would reasonably be expected to result in, a Material Adverse Effect.
     Section 7.4    Certificate. Purchaser shall have received a certificate, dated the Closing Date and executed by an executive officer of Holdings, on behalf of Holdings, certifying as to the satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.3 of this Agreement.
     Section 7.5    No Injunction. No injunction, temporary restraining order or other order shall have been issued or Legal Requirement shall be in effect which prevents or restrains the consummation of the transactions contemplated by this Agreement, and no government or governmental authority shall have instituted any action, suit or proceeding wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to control the Company Entities, or (iv) affect materially and adversely the right of any of the Company Entities to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     Section 7.6    Antitrust Approvals. (i) Any applicable waiting period under the HSR Act shall have been terminated or expired and (ii) any notice, filing or consent under any applicable foreign antitrust statute shall have been made or received.
     Section 7.7    FTC Approval. The FTC shall have approved the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement, which approval shall not impose any term, condition or qualification on Purchaser (a) other than the right of the FTC to approve any subsequent sale of the Company until February 4, 2007 or (b) to which Purchaser has not consented in writing.
     Section 7.8    Indebtedness. Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, payoff letters and documents evidencing the payment in full of all outstanding amounts owed under, and the termination of, and release of all Encumbrances with respect to, the Credit Agreement and all other Indebtedness, if any.
     Section 7.9    FIRPTA Certificate. Holdings shall have delivered to Purchaser a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) that it is not a U.S. real property holding corporation under Section 897(c)(2) of the Code.

     Section 7.10    Stock Certificates; Sale of all Equity. Purchaser shall have received all of the certificates representing all of the Stock of all of the Sellers set forth on Schedule I hereto, duly endorsed in blank, or accompanied by stock powers duly executed in blank. There shall be no outstanding equity interests of Holdings that will not be transferred to Purchaser pursuant to this Agreement at Closing.
     Section 7.11    Resignations. Holdings shall have delivered to Purchaser resignations of each director the Company and Holdings except as Purchaser shall direct to the contrary.
     Section 7.12    Audited Financials. Holdings shall have delivered to Purchaser the Fiscal 2005 Audited Financial Statements and the Fiscal 2005 Audited Financial Statements shall not (i) disclose more than a $500,000 decrease in earnings before interest, taxes, depreciation and amortization and other non-operating expenses except as set forth on Schedule 7.12(i) for such fiscal year from that shown on the unaudited financial statements for the same period previously delivered to Purchaser or (ii) except as set forth on Schedule 7.12(ii), differ in any material respect from the unaudited financial statements for the same period previously delivered to Purchaser.
     Section 7.13    Execution of Escrow Agreement. The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     Section 7.14    Other Documents. The Stockholders Representative shall have delivered certified copies of resolutions, organizational documents and such other documents or instruments as Purchaser reasonably requests to effect the transactions contemplated hereby.
     Section 7.15    Options Terminated and Bonus Payments Made. All outstanding Options shall have been terminated. The Company Entities shall have paid for all transaction related bonuses owing to the employees, consultants, independent contractors, or other applicable affiliated individuals of Holdings.
     Section 7.16    Loans Repaid. Any loans or advances to employees or managers of any of the Company Entities (other than ordinary course travel advances) shall be paid in full prior to the Closing.
     Section 7.17    Section 280G Stockholder Approval. The requirements of Section 6.18 shall have been satisfied.
     Section 7.18    Real Estate. Holdings shall have delivered to Purchaser a title insurance policy insuring title to the Decatur Facility in Decatur LLC, together with an ALTA/ACSM survey (each of which shall have been obtained at Purchaser’s expense), each in form reasonably acceptable to Purchaser.
     Section 7.19    Acosta Amendment. ACOSTA, Inc. shall have agreed to an amendment, in form and substance reasonably satisfactory to Purchaser, to the Meow Mix Broker Agreement, effective as of February 26, 2002, as amended (the “ACOSTA Agreement”), to provide that the transactions contemplated by this Agreement (whether structured as a merger or a stock purchase) shall constitute a “Trigger Event” as defined in the ACOSTA Agreement giving the Company the right to terminate the ACOSTA Agreement on 90 days notice at any time after the Closing. The payment contemplated by Schedule 4.12(f) shall not be made if the ACOSTA amendment is not obtained.

ARTICLE VIII
CONDITIONS TO THE SELLERS’ OBLIGATIONS
     The sale of the shares of Stock set forth on Schedule I hereto and the consummation of the other transactions contemplated hereby by the Sellers on the Closing Date is conditioned upon satisfaction or waiver by the Sellers, at or prior to the consummation of the Sale, of the following conditions:
     Section 8.1    Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the such date (except to the extent that any such representation or warranty is stated to be made as of a specified date, in which case, such representation and warranty shall be true and correct as of such specified date). Notwithstanding the foregoing, the representations and warranties of the Purchaser set forth in Section 5.1 (Existence and Good Standing of Purchaser; Authorization) and Section 5.2 (Consents and Approvals; No Violation) shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).
     Section 8.2    Performance of Agreements. Each of the covenants and agreements of Purchaser to be performed or complied with by Purchaser at or prior to the Closing Date pursuant to the terms hereof, shall have been duly performed or complied with by Purchaser in all material respects, including, without limitation, the payment by Purchaser to the Sellers of the Purchase Price.
     Section 8.3    Certificate. Purchaser shall have delivered to the Stockholders Representative a certificate, dated the Closing Date and executed by a duly authorized officer on behalf of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 of this Agreement.
     Section 8.4    No Injunction. No injunction, temporary restraining order or other order shall have been issued or Legal Requirement shall be in effect which prevents or restrains the consummation of the transactions contemplated by this Agreement, and no government or governmental authority shall have instituted any action, suit or proceeding wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) result in a material liability or criminal sanction prior to the Closing to the Company Entities or to the directors and officers of the Company Entities (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     Section 8.5    Antitrust Approvals. (i) Any applicable waiting period under the HSR Act [or any foreign antitrust statute shall have been terminated or expired and (ii) any notice, filing or consent under any applicable foreign antitrust statute shall have been made or received.
     Section 8.6    FTC Approval. The FTC shall have approved the Sale to Purchaser of the shares of Stock set forth on Schedule I hereto pursuant to the terms of this Agreement.
     Section 8.7    Other Documents. Purchaser shall have delivered certified copies of resolutions, organizational documents and such other documents or instruments as the Stockholders Representative reasonably requests to effect the transactions contemplated hereby
ARTICLE IX
TERMINATION
     Section 9.1    Events of Termination. This Agreement may be terminated by written notice prior to the Closing: (a) by mutual consent of Purchaser, Holdings and the Stockholders Representative, (b) by Purchaser, if there has been a material violation or breach by Holdings or the Sellers of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by Holdings or the Sellers within ten (10) days after written notice thereof from Purchaser if such breach is capable of cure; (c) by the Stockholders Representative if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach has not been waived by either the Stockholders Representative or, in the case of a covenant breach, cured by Purchaser within ten (10) days after written notice thereof by the Stockholders Representative if such breach is capable of cure; (d) by either the Stockholders Representative or Purchaser, if any Government Authority issues an Order, or takes any other action, which permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby and such Order shall have become final and nonappealable, (e) by either the Stockholders Representative or Purchaser, to the extent that the Closing Date has not occurred prior to August 1, 2006; provided, that such date shall be extended at either Purchaser’s or the Stockholders Representative’s option for up to thirty (30) days if all necessary Governmental Authorizations have not been obtained; provided, however, that the party exercising its right to so terminate this Agreement pursuant to clause (e) of this Section 9.1 shall not have been responsible for such failure for the Closing to occur through a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
     Section 9.2    Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 10.2 and 10.3, which shall continue in full force and effect) shall terminate without further liability or obligation of any party to the other parties hereunder; provided, however, that if this Agreement is terminated no party shall be released from liability for any breach of this Agreement by such party prior to termination.

ARTICLE X
INDEMNIFICATION AND SURVIVAL
     Section 10.1    Survival. The representations and warranties contained in this Agreement shall survive until August 1, 2007 except that the representations and warranties in Article III, Sections 4.1, 4.2 and 4.3 and Article V shall survive indefinitely. Each covenant and agreement (other than the covenants and agreements contained in this Agreement which by their terms are to be performed by the parties following the Closing) shall survive until August 1, 2007. Any covenant or agreement contained in this Agreement to be performed following the Closing shall survive until performed in accordance with its terms. No expiration of a representation, warranty or covenant shall affect the rights of a Party in respect of any claim made by such Party in writing received prior to the expiration of the applicable survival period.
     Section 10.2    Indemnification by Sellers.
          (a)   After the Closing, subject to the other provisions of this Article X, the Sellers and holders of Options shall indemnify and hold harmless Purchaser and its officers, directors, employees and Affiliates (collectively, “Purchaser Indemnified Parties”) from and against any costs, liabilities, losses, claims, actions, judgments, cause of action, expenses or damages (excluding punitive damages unless obtained by a third party, but including reasonable attorney’s fees and cost) (“Losses”) that Purchaser incurs or suffers arising out of or resulting from (i) any breach of any representation or warranty by Holdings contained in Article IV of this Agreement, other than the representations or warranties set forth in Section 4.10 (except for those set forth in Sections 4.10(e)(i), (ii) and (iv) and Section 4.10(g)) or (ii) the breach by Holdings or the Stockholders Representative (in its capacity as such) of any agreement or covenant of Holdings or the Stockholders Representative, respectively, contained in this Agreement or (iii) the matters set forth on Schedule 10.2(a)(iii).
          (b)   After the Closing, subject to the other provisions of this Article X, each Seller, to the extent any such Losses (except as noted below) are not satisfied from the Escrow Funds, shall indemnify and hold harmless Purchaser and the Purchaser Indemnified Parties from and against all Losses arising out of or resulting from (i) the breach of such Seller’s representations or warranties made severally by such Seller with respect to themselves in Article III or (ii) the breach by such Seller of any agreement or covenant of such Seller contained in this Agreement other than the covenants in Sections 2.1, 6.4, 6.7, 6.8, 6.15 or 6.17. In the event any Losses in respect of a breach of Article III are satisfied from the Escrow Funds, each Seller and holder of Options other than the breaching Seller shall have a claim against such breaching Seller for the full amount of such Losses which would otherwise have been distributed to such Seller or holder of Options in the absence of such Losses.

     Section 10.3    Indemnification by Purchaser. After the Closing, subject to the other provisions of this Article X, Purchaser shall indemnify and hold harmless each Seller and its officers, directors, employees and Affiliates (“Seller Indemnified Parties”) from and against any Losses that such Seller or other Seller Indemnified Party shall incur or suffer arising out of or resulting from any breach by Purchaser of (i) any representation or warranty of Purchaser contained in Article V of this Agreement or (ii) any agreement or covenant of Purchaser contained in this Agreement.
     Section 10.4    Limitations on Recoverable Losses.
          (a)   Claims for payment of Losses under Section 10.2(a)(i), (i) may be made only with respect to claims arising during the applicable survival period, (ii) must be made, if at all, by giving the written Claim Notice (as defined in Section 10.5 hereof) to the Stockholders Representative during the survival period, as applicable, with respect to such claim, and (iii) may be made only to the extent that the aggregate amount of such Losses (other than with respect to claims for breaches of Section 4.10) shall exceed $2,000,000 (the “Basket”) (and then only for such excess). The Sellers’ aggregate liability for all claims under Section 10.2(a)(i) shall not exceed $30,000,000 (the “Cap”). Notwithstanding the foregoing, Losses suffered by Purchaser as a result of, arising out of, or caused by any breach of representations or warranties contained in Article III or Section 4.1, 4.2, 4.3, 4.5(c)(i) or the last sentence of Section 4.12(b), or fraud shall not be subject to, or limited by, the Basket or the Cap. In accordance with the terms of all outstanding option agreements, Holdings’ 2002 Stock Option Plan, Holdings’ 2003 Stock Incentive Plan and the resolutions of Holdings’ Board of Directors authorizing this Agreement and the transactions contemplated hereby, the Optionholders are obligated to bear their pro rata share of indemnification claims for Losses paid from the Escrow Funds (except in the case of breach by Meow Holdings of Article III). The pro rata portion payable with respect to a specific Option shall be the proportion determined by dividing the amount of gross proceeds paid with respect to such Option pursuant to Section 2.2(e)(i), including the amount of Employee Withholding Taxes with respect thereto, by the total proceeds paid for all Stock and Options pursuant to Section 2.2(e)(i) including the amount of Employee Withholding Taxes with respect thereto. In the case of a breach by Meow Holdings of Article III, a Claim may be satisfied from the Escrow Funds only for the amount of Meow Holdings’ pro rata interest in the Escrow Funds based on the portion of Meow Holdings’ funds that remains in escrow to all funds then remaining in escrow or Purchaser may directly pursue Meow Holdings in lieu of proceeding against the Escrow Funds.
          (b)   Notwithstanding anything to the contrary contained in this Article X, no indemnification claim may be made for (i) any individual claim for breach of a representation under Article IV (other than with respect to Sections 4.1, 4.2, 4.3 and 4.5(c)(i)) which is not by its terms qualified by reference to materiality or Material Adverse Effect unless the amount of such claim exceeds $50,000 and (ii) any workers compensation claims covered by insurance that are pending or threatened as of the Closing Date.
          (c)   Subject to Section 10.5(c), each Seller and holder of Options shall be responsible hereunder for its pro rata share of each claim (i.e., that percentage of the amount of such claim which is equal to the percentage of the total Preliminary Cash Purchase Price hereunder such Seller or holder of Options is entitled to receive, including in the calculation any Employee Withholding Taxes paid in respect of Options) for indemnification under Section 10.2(a) to the extent recovery therefor is not obtained from the Escrow Funds. In addition, to the extent recovery with respect to a breach of Sections 4.1, 4.2, 4.3 or 4.5(c)(i), Section 10(a)(ii) or

Section 10(a)(iii) is sought other than from the Escrow Funds, Purchaser shall be permitted to claim directly against Meow Holdings for the full amount of such claim and without seeking recovery from any other Seller or holder of Options. Meow Holdings shall have the right to obtain contribution from the other Sellers and the holders of Options for their pro rata share of such claim. Accordingly, Sellers and Optionholders agree to pay such share of such claim to Meow Holdings within 10 days of written notice of payment to Meow Holdings. Purchaser agrees that if it is permitted to make a claim against the Escrow Funds under this Agreement, it will claim against the Escrow Funds before claiming directly against any Seller, to the extent Escrow Funds are available; provided that this provision will not apply to any claims against Meow Holdings under Article III.
          (d)   Notwithstanding anything to the contrary contained in this Agreement, no Seller or holder of Options shall be required to make payments (including from the Escrow Funds) on account of claims for indemnification under this Agreement in excess of the total cash proceeds to such Seller or holder of Options pursuant to this Agreement, including any Employee Withholding Taxes paid in respect of Options.
     Section 10.5    Claims for Indemnification; Disputes.
          (a)   Claims for Indemnification. Any party hereto (individually or with others, collectively, the “Indemnitees”) shall give the Stockholders Representative (or, if a Claim against a particular Seller, such Seller) or Purchaser, as the case may be (the “Indemnitor”), prompt written notice (the “Claim Notice”) of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought by the Indemnitee (individually, a “Claim” and collectively, the “Claims”) but failure to provide notice will not affect the obligations of the Indemnitor under this Article X (other than with respect to Third-Party Claims and then only to the extent the Indemnitor is prejudiced thereby).
          (b)   Control of Litigation; Mutual Cooperation. If a Claim is based upon a claim asserted by a third party against the Indemnitee (a “Third-Party Claim”), the Indemnitee shall give the Indemnitor prompt written notice of the same, but failure to provide notice will not affect the obligations of the Indemnitor under this Article X except to the extent that the Indemnitor is prejudiced thereby. Within twenty (20) days after the Indemnitee gives written notice of such Third-Party Claim to the Indemnitor, the Indemnitor may assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall be entitled to participate in (but not control) the defense of such Third-Party Claim at its own expense; provided, that if such claim seeks injunctive relief, with respect to a Company Entity that would reasonably be expected to be materially adverse to the business of the Company Entities, the Indemnitee may choose to control the defense of such claim with counsel reasonably satisfactory to the Indemnitor and the Indemnitor shall be entitled to participate in such defense at its own expense. If the Indemnitor does not elect to assume the defense of the Third-Party Claim, the Indemnitee shall be entitled to assume the defense of the Third-Party Claim and the Indemnitor shall be entitled to participate in (but not control) the defense of such Third-Party Claim. Regardless of which party is controlling the defense of the Third-Party Claim, (i) the Indemnitor and the Indemnitee shall act in good faith; (ii) no settlement of the Third-Party Claim may be agreed to without the written consent of the Indemnitor or the Indemnitee, which consent shall not be unreasonably withheld; (iii) the reasonable fees and expenses of counsel retained to defend the Third-Party Claim, expert witness fees and other costs incurred in such action shall be deemed to be included in such Losses and may be payable by the Indemnitor if it is determined to be liable under this Article X, subject to the limitations provided in this Article X; and (iv) the party controlling the defense of the Third-Party Claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third-Party Claim.
          (c)   Except with respect to the representations and warranties contained in Article III, Sections 4.1, 4.2, 4.3, 4.5(c)(i), and the last sentence of Section 4.12(b) the Escrow Funds shall be the exclusive source of payment of Claims made by Purchaser hereunder for breaches of representations and warranties.
          (d)   Payments by any Indemnitor shall be limited to the amount of any Losses that remain after deducting therefrom (i) any Tax benefit actually realized by the Indemnitee as a result of the payment or accrual of indemnifiable Losses and (ii) any insurance proceed actually received from any third party in compensation for such Losses.
     Section 10.6    Remedies Exclusive. After the Closing Date, this Article X, Section 6.6 and any other dispute resolution mechanism set forth herein, shall constitute the exclusive remedy available and in lieu of any other remedies that may be available to any party under or pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly from or arising out of matters set forth in this Agreement or the transactions contemplated hereunder other than the non competition agreements entered in connection herewith, except in the event of fraud, and except that any party hereto may seek equitable remedies, including injunctive relief and specific performances.
     Section 10.7    Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising from this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by Legal Requirements.
ARTICLE XI
MISCELLANEOUS
     Section 11.1    Expenses. The parties hereto shall pay all of their own fees and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsels, financial advisors and accountants and other Representatives; provided, however, that Purchaser shall pay all filing fees under the HSR Act and for any required foreign antitrust filing fees and that the Sellers shall pay and satisfy all Company and Stockholder Transaction Expenses. The Company and Stockholder Transaction Expenses shall reduce the Purchase Price hereunder as provided in Section 2.2(b). The Sellers agree that none of the Company Entities will bear on or after the Closing any of the Company and Stockholder Transaction Expenses.

     Section 11.2    Governing Law; Consent to Jurisdiction.
           (a)   The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without giving effect to any conflict of law provisions thereof.
          (b)   Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.5 hereof below its name and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Legal Requirements. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OF THE OTHERS IN CONNECTION WITH ANY MATTERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
     Section 11.3    Captions; Construction. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. No party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, if any, such reference shall be to an Article or Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Schedules and Exhibits, if any, hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.
     Section 11.4    Business Records. Subject to Section 6.15, after the Closing Date and prior to the seventh anniversary of the Closing Date, Purchaser shall afford each of the Sellers and their Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company and Holdings (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party at such party’s expense) and shall cause the Representatives of the Company and Holdings to furnish all information reasonably requested by any of the Sellers in connection with financial reporting and tax matters (including financial and tax audits and tax contests), third party litigation and other similar business purposes; provided, however, that (i) the Sellers and their

Representatives shall not disrupt the personnel and operations of Holdings and the Company, (ii) such access would not reasonably be expected to violate any attorney-client privilege of Purchaser, the Company or Holdings or their Affiliates without the consent of the beneficiary thereof, or violate any applicable Legal Requirement and (iii) such access would not reasonably be expected to breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof, whether such duty arises contractually, statutorily or otherwise.
     Section 11.5    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) one Business Day after deposit, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):
If to Purchaser:
Del Monte Corporation
One Market @ The Landmark
San Francisco, CA 94105
Attention: David Meyers
Tel: (415) 247-3300
Fax: (415) 247-3103
with a copy to:
Del Monte Corporation
One Market @ The Landmark
San Francisco, CA 94105
Attention: James Potter
Tel: (415) 247-3262
Fax: (415) 247-3263
and
Bingham McCutchen LLP
355 South Grand Avenue
Suite 4400
Los Angeles, CA 90071
Attention: Richard J. Welch
Tel: (213) 229-8510
Fax: (213) 680-6499
If to Holdings:
c/o The Cypress Group L.L.C.
65 East 55th Street

New York, NY 10022
Attention: Christopher B. Harned
Tel: (212) 705-0150
Fax: (212) 705-0199
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: William E. Curbow, Esq.
Tel: (212) 455-2000
Fax: (212) 455-2502
If to any of the Sellers, to the address set forth on Schedule I.
     Section 11.6    Parties in Interest. This Agreement may not be assigned (x) by any party other than Purchaser without the written consent of Purchaser or (y) by Purchaser without the written consent of the Stockholder Representative; provided, that (i) after the Closing, Purchaser may collaterally assign its rights under this Agreement to any lender or financing source or (ii) Purchaser may without the consent of the Stockholder Representative; assign its rights under this Agreement to any successor to all or substantially all of the business or assets of Purchaser; provided further, that the parties acknowledge and agree that the Purchaser’s rights under this Agreement are permitted to be subject to a lien securing obligations under the Credit Agreement referenced in Schedule 5.2. Notwithstanding any such assignment, Purchaser and Holdings shall remain liable for all of their respective obligations under this Agreement. Any assignment in violation hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors (whether by merger, consolidation, reorganization, or sale of all or substantially all of Purchaser’s assets, or by any other business combination transaction) and permitted assigns.
     Section 11.7    Stockholders’ Representative. Each Seller hereby irrevocably authorizes, directs and appoints Meow Holdings LLC to act as sole and exclusive agent, attorney-in-fact and representative (the “Stockholders Representative”) and authorizes and directs the Stockholders Representative to (i) enter into any and all amendments to this Agreement; provided, however, that if the impact of such amendment on J.W. Childs would be disproportionately adverse as compared to the impact on Meow Holdings, the consent of J.W. Childs to such amendment shall be required, (ii) take any and all actions (including, without limitation, executing and delivering any documents, including without limitation the Escrow Agreement, incurring any costs and expenses on behalf of the Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Sellers, provided, however that if the impact of such action on J.W. Childs would be disproportionately adverse as compared to the impact on Meow Holdings, the consent of J.W. Childs to such action shall be required; (iii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Stockholders Representative pursuant to this Agreement; and (iv) exercise such rights, power and authority as are incidental to the foregoing. This appointment is coupled with an interest and may not be revoked by any Seller. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s capacity. Each Seller agrees that the Stockholders Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Stockholders Representative’s willful misconduct. As part of the Escrow Funds, $250,000 shall be deducted from the Preliminary Cash Purchase Price and deposited with the Escrow Agent in a separate account and shall thereafter not be part of the “Escrow Funds” pursuant to the terms of the Escrow Agreement. Such funds shall be used to refund the out-of-pockets costs incurred by the Stockholders Representative following the Closing in performance of its obligations under this Agreement.
     Section 11.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.
     Section 11.9    Entire Agreement; Amendment. This Agreement, including the Schedules, Exhibits and other documents referred to herein which form a part hereof and the Confidentiality Agreement contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement). This Agreement may be amended only by a written instrument executed by or on behalf of Holdings, Purchaser and the Stockholders Representative.
     Section 11.10    Third Party Beneficiaries. Except as provided in Sections 6.13 and 10.2, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
     Section 11.11    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party against whom it is sought to be enforced.
     Section 11.12    Disclosure Schedules. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, Holdings is delivering or causing to be delivered to Purchaser a document of even date herewith entitled Disclosure Schedules (as amended from time to time as provided herein, the “Disclosure Schedules”), which Disclosure Schedules, as provided in greater detail therein, contain the Schedules referred to throughout this Agreement. Such Disclosure Schedules are hereby incorporated by reference into, and form an integral part of, this Agreement. Nothing contained in the Disclosure Schedules constitutes an admission of any liability or obligation of Holdings or any Seller to any third party, nor an admission to any third party against Holdings’ or any Seller’s interests. The disclosure of any item or information in the Disclosure Schedules shall not be construed as an admission that such item or information is material. The information and disclosures contained in each Schedule of the Disclosure Schedules shall be deemed, to the extent its relevance is readily apparent, to be disclosed and incorporated by reference in each of the other Schedules of the Disclosure Schedules (whether or not specific cross-references are made therein).
     Section 11.13    Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.
     Section 11.14    Time. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.
     Section 11.15    Specific Performance. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly hereby agreed that the parties shall be entitled to an injunction or injunctions to prevent actual breaches or threatened breaches of this Agreement and to otherwise enforce specifically, and obtain equitable relief in connection with, the terms and provisions hereof in any court of the United States or any state having jurisdiction, all of the foregoing, in addition to any other remedy to which they are entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.
     Section 11.16    Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.
     Section 11.17    Obligations Several. The obligations of each Seller under this Agreement are several and not joint.
     Section 11.18    Cypress Guarantee and Other Covenants.
          (a)   Cypress hereby unconditionally and irrevocably guarantees to Purchaser (i) the due and punctual payment by Meow Holdings of the amounts, if any, payable by Meow Holdings to Purchaser pursuant to this Agreement and the Escrow Agreement when and to the extent the same shall become due and payable, and (ii) the due and punctual performance of the obligations of and undertakings of Meow Holdings under this Agreement and the Escrow Agreement (including in its capacity as Stockholder Representative) when and to the extent the same are required to be performed. If Meow Holdings shall fail to pay punctually any amounts due under this Agreement and the Escrow Agreement when and to the extent the same shall become due and payable, or shall fail to perform fully and punctually any obligation or undertaking under this Agreement or the Escrow Agreement (including in its capacity as Stockholder Representative) when and to the extent the same is required to be performed, Cypress will upon written demand from Purchaser forthwith pay or cause to be paid such amount to Purchaser or perform or cause to be performed such obligation or undertaking, as the case may be.

The obligations of Cypress under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment and performance to the extent provided herein and not of collectibility, and shall not be contingent upon any attempt by Purchaser to enforce payment or performance by Meow Holdings. Nothing herein, however, shall be deemed to waive or limit Cypress’ ability to assert any claims, defenses or other rights that Meow Holdings may have against Purchaser under this Agreement or otherwise with respect to the performance and payment of Meow Holding’s obligations and liabilities under this Agreement or the Escrow Agreement.
          (b)   The obligations of Cypress under this guaranty are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Cypress or Meow Holdings may have against Purchaser (except as provided in the last sentence of clause (a) above), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or the Escrow Agreement or any other agreement which may hereafter be made relating thereto; (ii) any exercise, non-exercise or waiver by Purchaser of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Meow Holdings at any time; (iv) absence of any notice to, or knowledge by, Cypress of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (i) through (iii); or (v) any other circumstance, whether similar or dissimilar to the foregoing. Until termination of the Escrow Agreement and final distribution of all Escrow Funds in accordance with the terms of the Escrow Agreement, Cypress will continue to own all of the outstanding equity or membership interests of Meow Holdings, and maintain the legal existence of Meow Holdings, and upon any dissolution, liquidation or reorganization of Meow Holdings at any time, Cypress shall directly and unconditionally assume all payment and performance obligations of Meow Holdings under this Agreement, the Escrow Agreement or otherwise.
          (c)   Cypress unconditionally waives (i) any and all notice of default, non-performance or non-payment by Purchaser under this Agreement or the Escrow Agreement, (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of Purchaser against Cypress, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and (iii) any right to the enforcement, assertion or exercise by Purchaser of any right, power, privilege or remedy conferred in this Agreement or otherwise.
          (d)   Cypress hereby confirms to Purchaser that Schedule 4.12(b) is a complete and accurate list of all Persons that are or may constitute ERISA Affiliates of the company Entities (other than other Company Entities).
          (e)   After the Closing, Cypress shall indemnify Purchaser and the Purchaser Indemnified Parties from and against all Losses arising out of or resulting from (i) the breach of Cypress’ representations and warranties in Article III or (ii) any covenant or confirmation made in this Section 11.17. Such indemnification obligation shall not be subject to the Basket or Cap.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed, all as of the day and year first above written.

MEOW MIX HOLDINGS, INC.
By:	/s/ Richard Thompson
	Name:	Richard Thompson
	Title:	Chief Executive Officer

DEL MONTE CORPORATION
By:	/s/ Thomas E. Gibbons
	Name:	Thomas E. Gibbons
	Title:	Senior Vice President & Treasurer

FOR PURPOSES OF ARTICLE III AND SECTION 11.18 ONLY: CYPRESS MERCHANT BANKING PARTNERS II L.P.

By: CYPRESS ASSOCIATES II LLC,
its General Partner

By:	/s/ Christopher Harned
Name: Christopher Harned
Title: Managing Member
[Sellers’ Signature Pages to Follow]

SELLERS’ SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
DATED March 1, 2006

MEOW HOLDINGS LLC
By:	/s/ Christopher B. Harned
	Name:	Christopher B. Harned
	Title:	President

SIGNATURE PAGE
SIGNATURE TO THE STOCK PURCHASE AGREEMENT
On Behalf of: JWC-Meow Mix Co-Invest LLC

/s/ James Rhee	James Rhee

March 1, 2006

Date

SIGNATURE PAGE
SIGNATURE TO THE STOCK PURCHASE AGREEMENT
     On Behalf of: J.W. Childs Equity Partners II, L.P.

/s/ James Rhee	James Rhee

March 1, 2006

Date

SIGNATURE PAGE
SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Charles Fley Fung Lin	Charles Fley Fung Lin

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Kenneth F. Meyer	Kenneth F. Meyer

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Gregg Moody	Gregg Moody

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Scott Morris	Scott Morris

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Salvatore Noto	Salvatore Noto

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ James F. O’Brien	James F. O’Brien

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Scott Sefton	Scott Sefton

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Brian J. Stoeckle	Brian J. Stoeckle

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ William D. Thomas	William D. Thomas

March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Susie Wright	Susie Wright
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Brett K. Duewell	Brett K. Duewell
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Katrina Ernesto	Katrina Ernesto
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Thomas J. Farina	Thomas J. Farina
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Leroy Herbert	Leroy Herbert
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Timothy M. Hetzel	Timothy M. Hetzel
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Daniel B. Horner	Daniel B. Horner
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Justin Joyner	Justin Joyner
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Craig Thomas Kellach	Craig Thomas Kellach
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Sam L. Lanham	Sam L. Lanham
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Michael E. Larney	Michael E. Larney
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ R. Thompson	R. Thompson
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Robert S. Eisenberg	Robert S. Eisenberg
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Ira Cohen	Ira Cohen
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ William S. Cramer	William S. Cramer
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Jay P. Dahlgren	Jay P. Dahlgren
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Robert E. Dodd, Jr.	Robert E. Dodd, Jr.
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Mark Kenneth Donovan	Mark Kenneth Donovan
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Richard Kirshenbaum	Richard Kirshenbaum
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Jonathan Bond	Jonathan Bond
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Mike Williams	Mike Williams
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Tim Pollak	Tim Pollak
March 1, 2006

Date

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/s/ Duncan H. Cocroft	Duncan H. Cocroft
March 1, 2006

Date

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/s/ Charles A. Lieppe	Charles A. Lieppe
March 1, 2006

Date

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/s/ John Phelps	John Phelps
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Vir Narula	Vir Narula
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Stephen Macchiaverna	Stephen Macchiaverna
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Richard Kassar	Richard Kassar
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Kent Hemphill	Kent Hemphill
March 1, 2006

Date

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SIGNATURE TO THE STOCK PURCHASE AGREEMENT

/s/ Josephine Vaccarella	Josephine Vaccarella
March 1, 2006

Date